File No. 812-

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

In the Matter of the Application of:

HARBOURVEST PRIVATE INVESTMENTS FUND, HARBOURVEST REGISTERED ADVISERS L.P., HARBOURVEST PARTNERS, LLC, HARBOURVEST PARTNERS L.P., HARBOURVEST ADVISERS L.P., HARBOURVEST PARTNERS (IRELAND) LIMITED, HARBOURVEST PARTNERS (CANADA) LIMITED, HARBOURVEST AIR CANADA FUND L.P., HARBOURVEST AMITIM FUND L.P., ANGGERIK HV L.P., HARBOURVEST AP7 PE INVESTMENT L.P., HARBOURVEST ASIA PACIFIC 5 INVESTMENT HOLDING L.P., HARBOURVEST ASIA PACIFIC 5 SECONDARY L.P., HARBOURVEST ASIA PACIFIC FUND 5 L.P., HARBOURVEST ASIA PACIFIC 5 AIF SCSP, HARBOURVEST BLUE RIDGE FUND L.P., HARBOURVEST BROADWAY CO-INVESTMENT L.P., HARBOURVEST BVK CO-INVESTMENT FUND 2022 SCSP, CALSTRS LOWER MIDDLE MARKET FUND IV, LLC, CALSTRS LOWER MIDDLE MARKET FUND V, L.P., CALSTRS LOWER MIDDLE MARKET FUND VI L.P., CALSTRS LOWER MIDDLE MARKET FUND VII L.P., HARBOURVEST CANADA GROWTH FUND L.P., HARBOURVEST CANADA GROWTH FUND II L.P., HARBOURVEST CANADA GROWTH FUND III L.P., HARBOURVEST CANADA PARALLEL GROWTH FUND L.P., HARBOURVEST CC PORTFOLIO FUND L.P., HARBOURVEST CENTRE STREET CO-INVESTMENT FUND L.P., CHV INVESTMENTS FUND L.P., HARBOURVEST CITRINE FUND L.P., HARBOURVEST PARTNERS CLEANTECH FUND II L.P., HARBOURVEST PARTNERS 2013 DIRECT FUND L.P., HARBOURVEST CO-INVEST 2017 PRIVATE EQUITY PARTNERS L.P., HARBOURVEST CO-INVEST 2018 PRIVATE EQUITY PARTNERS L.P., HARBOURVEST CO-INVEST 2019 PRIVATE EQUITY PARTNERS L.P., HARBOURVEST CO-INVEST 2020 PRIVATE EQUITY PARTNERS L.P., HARBOURVEST CO-INVEST 2021 PRIVATE EQUITY PARTNERS L.P., HARBOURVEST CO-INVEST 2022 PRIVATE EQUITY PARTNERS L.P., HARBOURVEST CO-INVEST 2023 PRIVATE EQUITY PARTNERS L.P., HARBOURVEST PARTNERS CO-INVESTMENT FUND IV L.P., HARBOURVEST PARTNERS CO-INVESTMENT IV AIF L.P., HARBOURVEST PARTNERS CO-INVESTMENT FUND IV AIV L.P., HARBOURVEST CO-INVESTMENT OPPORTUNITIES FUND L.P., HARBOURVEST PARTNERS CO-INVESTMENT FUND V L.P., HARBOURVEST PARTNERS CO-INVESTMENT V AIF L.P., HARBOURVEST PARTNERS CO-INVESTMENT FUND V AIV L.P., HARBOURVEST PARTNERS CO-INVESTMENT VI AGGREGATOR L.P., HARBOURVEST PARTNERS CO-INVESTMENT FUND VI L.P., HARBOURVEST PARTNERS CO-INVESTMENT VI AIF SCSP, HCF6 HOLDINGS LLC, HCF5 HOLDINGS LLC, HARBOURVEST CO-INVESTMENT VII BUYOUT AGGREGATOR L.P., HARBOURVEST CO-INVESTMENT FUND VII GROWTH L.P., HARBOURVEST CO-INVESTMENT FUND VII BUYOUT L.P., HARBOURVEST CO-INVESTMENT FUND VII COMBINED L.P., HARBOURVEST CREDIT OPPORTUNITIES II AIF SCSP, HARBOURVEST CREDIT OPPORTUNITIES FUND II L.P., HARBOURVEST COF III INVESTMENT L.P., HARBOURVEST CREDIT OPPORTUNITIES FUND III L.P., HARBOURVEST CREDIT OPPORTUNITIES III AIF SCSP, CSC PRIVATE INVESTMENTS L.P., HARBOURVEST CT CO-INVESTMENT FUND L.P., HARBOURVEST CT PRIVATE DEBT FUND L.P., HARBOURVEST D2022 FUND L.P., HARBOURVEST DAI-ICHI LIFE PE FUND L.P., DENSO HV PEP L.P., DENSO HV PEP II HOLDINGS LLC, DENSO HV PEP II L.P., HARBOURVEST DL II INVESTMENT HOLDING A (L) L.P., HARBOURVEST DL II INVESTMENT HOLDING A (U) L.P., HARBOURVEST DL II INVESTMENT HOLDING B (L) LLC, HARBOURVEST DL II INVESTMENT HOLDING B (U) L.P., HARBOURVEST DIRECT LENDING FUND II (U) L.P., HARBOURVEST DIRECT LENDING II PARALLEL FUND (U) L.P., HARBOURVEST DIRECT LENDING II AIF (U) SCSP, HARBOURVEST DIRECT LENDING FUND II (L) L.P., HARBOURVEST DIRECT LENDING II PARALLEL FUND (L) L.P., HARBOURVEST DL INVESTMENT HOLDING I (L) LLC, HARBOURVEST DIRECT LENDING FUND (L) L.P., HARBOURVEST DIRECT LENDING AIF (L) SCSP, HARBOURVEST DOVER STREET IX INVESTMENT L.P., DOVER STREET IX L.P., DOVER STREET IX AIF L.P., DOVER STREET 2014 HOLDINGS LLC, DOVER VII HOLDINGS LLC, DOVER STREET VIII HOLDINGS L.P., HARBOURVEST DOVER STREET X INVESTMENT L.P., DOVER STREET X L.P., DOVER STREET X AIF SCSP, HARBOURVEST DOVER STREET XI INVESTMENT L.P., DOVER STREET XI L.P.,

DOVER STREET XI AIF SCSP, HARBOURVEST EMMPT PE FUND L.P., ENERVEST LLC, HARBOURVEST FFV FUND L.P., HARBOURVEST FINANCE STREET AIV L.P., HARBOURVEST FINANCE STREET II AIV L.P., HARBOURVEST FINANCE STREET II L.P., HARBOURVEST FINANCE STREET III AIV L.P., HARBOURVEST FINANCE STREET III L.P., THE FIRST CAPITAL ACCESS FUND, L.P., HARBOURVEST FRENCHMEN STREET FUND L.P., HARBOURVEST FRS R3 LLC, HARBOURVEST PARTNERS IX-BUYOUT FUND L.P., HARBOURVEST PARTNERS IX-CREDIT OPPORTUNITIES FUND L.P., HARBOURVEST PARTNERS IX-VENTURE FUND L.P., HARBOURVEST PARTNERS X AIF BUYOUT L.P., HARBOURVEST PARTNERS X AIF VENTURE L.P., HARBOURVEST PARTNERS X BUYOUT FUND L.P., HARBOURVEST PARTNERS X SECONDARY L.P., HARBOURVEST PARTNERS X VENTURE FUND L.P., HARBOURVEST PARTNERS XI BUYOUT FUND L.P., HARBOURVEST PARTNERS XI BUYOUT AIF L.P., HARBOURVEST PARTNERS XI MICRO BUYOUT FUND L.P., HARBOURVEST PARTNERS XI MICRO BUYOUT AIF L.P., HV XI SECONDARY L.P., HARBOURVEST PARTNERS XI VENTURE AIF L.P., HARBOURVEST PARTNERS XI VENTURE FUND L.P., HARBOURVEST PARTNERS XII BUYOUT FUND L.P., HARBOURVEST PARTNERS XII BUYOUT AIF SCSP, HARBOURVEST PARTNERS XII MICRO BUYOUT FUND L.P., HARBOURVEST PARTNERS XII MICRO BUYOUT AIF SCSP, HV XII SECONDARY L.P., HARBOURVEST PARTNERS XII VENTURE FUND L.P., HARBOURVEST PARTNERS XII VENTURE AIF SCSP, HARBOURVEST PARTNERS XIII BUYOUT FUND L.P., HARBOURVEST PARTNERS XIII BUYOUT AIF SCSP, HV XIII SECONDARY L.P., HARBOURVEST PARTNERS XIII SMALL CAP FUND L.P., HARBOURVEST PARTNERS XIII SMALL CAP AIF SCSP, HARBOURVEST PARTNERS XIII VENTURE FUND L.P., HARBOURVEST PARTNERS XIII VENTURE AIF SCSP, GF2018 HOLDINGS LLC, GF2019 HOLDINGS LLC, HV 2019 GLOBAL HOLDINGS LLC, HARBOURVEST GLOBAL ANNUAL PRIVATE EQUITY FUND L.P., HARBOURVEST 2015 GLOBAL FUND L.P., HARBOURVEST 2016 GLOBAL FUND L.P., HARBOURVEST 2016 GLOBAL AIF L.P., HARBOURVEST 2017 GLOBAL FUND L.P., HARBOURVEST 2017 GLOBAL AIF L.P., HARBOURVEST 2018 GLOBAL FUND L.P., HV 2018 GLOBAL INVESTMENT L.P., HARBOURVEST 2018 GLOBAL AIF L.P., HARBOURVEST 2019 GLOBAL INVESTMENT L.P., HARBOURVEST 2019 GLOBAL FUND L.P., HARBOURVEST 2019 GLOBAL AIF SCSP, HARBOURVEST 2020 GLOBAL INVESTMENT L.P., HARBOURVEST 2020 GLOBAL FUND L.P., HARBOURVEST 2020 GLOBAL AIF SCSP, HARBOURVEST 2021 GLOBAL INVESTMENT L.P., HARBOURVEST 2021 GLOBAL FUND L.P., HARBOURVEST 2021 GLOBAL AIF SCSP, HARBOURVEST 2022 GLOBAL INVESTMENT L.P., HARBOURVEST 2022 GLOBAL FUND L.P., HARBOURVEST 2022 GLOBAL AIF SCSP, HARBOURVEST 2023 GLOBAL FUND L.P., HARBOURVEST 2023 GLOBAL INVESTMENT L.P., HARBOURVEST 2023 GLOBAL AIF SCSP, HARBOURVEST 2024 GLOBAL INVESTMENT L.P., HARBOURVEST 2024 GLOBAL FUND L.P., HARBOURVEST 2024 GLOBAL AIF SCSP, HARBOURVEST 2025 GLOBAL INVESTMENT L.P., HARBOURVEST 2025 GLOBAL FUND L.P., HARBOURVEST 2025 GLOBAL AIF SCSP, GREAT LAKES FUND L.P., HARBOURVEST GUARDIAN CO-INVESTMENT FUND L.P., HARBOURVEST BRAEMAR HOLDINGS LLC, HARBOURVEST CI SECONDARIES L.P., HARBOURVEST HARVEST FUND II L.P., HARBOURVEST HARVEST FUND L.P., HCF4 HOLDINGS LLC, HARBOURVEST GLOBAL PRIVATE SOLUTION SICAV S.A. - DIVERSIFIED PRIVATE EQUITY FUND, HGPS-DPE DELAWARE HOLDINGS LLC, HGPS-DPE LUXEMBOURG HOLDINGS SCSP, HARBOURVEST INFRASTRUCTURE INCOME PORTFOLIO 1 L.P., HARBOURVEST INFRASTRUCTURE INCOME PORTFOLIO 1 HOLDINGS L.P., HARBOURVEST INFRASTRUCTURE INCOME PORTFOLIO 2 L.P., HARBOURVEST INFRASTRUCTURE INCOME PORTFOLIO 3 L.P., HIPEP IX DE HOLDINGS LLC, HIPEP IX INVESTMENT HOLDING L.P., HIPEP IX SECONDARY L.P., HIPEP IX FUND L.P., HIPEP IX AIF SCSP, HIPEP SELECT ASIA FUND L.P., HIPEP SELECT ASIA FUND II L.P., HIPEP SELECT ASIA FUND III L.P., HIPEP VII EMERGING MARKETS FUND L.P., HIPEP VII EM HOLDINGS LLC, HIPEP VII EUROPE HOLDINGS LLC, HIPEP VII PARTNERSHIP HOLDINGS LLC, HIPEP VII SECONDARY HOLDINGS LLC, HIPEP VII (AIF) ASIA PACIFIC FUND L.P., HIPEP VII (AIF) PARTNERSHIP FUND L.P., HIPEP VII ASIA PACIFIC FUND L.P., HIPEP VII EUROPE FUND L.P., HIPEP VII PARTNERSHIP FUND L.P., HIPEP VII SECONDARY L.P., HIPEP VIII PARTNERSHIP FUND L.P., HIPEP VIII PARTNERSHIP AIF L.P., HIPEP X FUND L.P., HIPEP X HOLDINGS LLC, HIPEP X SECONDARY L.P., HARBOURVEST HOMESTEAD FUND L.P., HARBOURVEST HOMESTEAD HOLDINGS LLC, HORIZON IMPACT FUND L.P., HV 2022 GLOBAL HOLDINGS LLC, HV 2023 GLOBAL HOLDINGS LLC, HARBOURVEST ADELAIDE L.P., HV AMITIM UNIFORM

HOLDINGS LLC, HARBOURVEST AP7 HOLDINGS 2 LLC, HARBOURVEST ASIA PACIFIC FUND VIII L.P., HARBOURVEST ASIA PACIFIC VIII AIF L.P., HARBOURVEST BLUE SECONDARY 2018 L.P., HARBOURVEST BRAEMAR FUND L.P., HARBOURVEST CB GLOBAL CO-INV FUND L.P., HARBOURVEST FINANCE STREET L.P., HV GREAT LAKES SERIES I 2020 HOLDINGS LLC, HV HARVEST HOLDINGS LLC, HV INTERNATIONAL VIII SECONDARY L.P., HV MERANTI III A1 HOLDINGS LLC, HV NEST UNIFORM HOLDINGS LLC, HV NEW STREET FRANKLIN SERIES HOLDINGS LLC, HARBOURVEST PATHWAY HOLDINGS LLC, HV RA II LLC, HARBOURVEST RED DRAGON L.P., HV SI - APOLLO SENGAI FUND L.P., HV SPECIAL SITUATIONS FUND L.P., HV VIII HOLDINGS LLC, HV Z GLOBAL PRIVATE EQUITY FUND, L.P., HV Z GLOBAL PRIVATE EQUITY HOLDINGS LLC, HARBOURVEST ZEBRA 1 L.P., HARBOURVEST ZEBRA 2 L.P., HARBOURVEST ZEBRA 3 L.P., HVSHP L.P., HVSHP HOLDINGS LLC, HARBOURVEST IOF3 HOLDINGS L.P., HARBOURVEST INFRASTRUCTURE OPPORTUNITIES FUND III L.P., HARBOURVEST INFRASTRUCTURE OPPORTUNITIES III AIF SCSP, JUNI PRIVATE EQUITY FUND H (USD) L.P., JUNI PRIVATE EQUITY FUND H (USD) HOLDINGS 1 L.P., KPI-HARBOURVEST MULTI-STRATEGY FUND I L.P., KPS-HARBOURVEST MULTI-STRATEGY FUND I L.P., KPI-HARBOURVEST MULTI-STRATEGY INVESTMENT HOLDINGS LLC, HARBOURVEST KTCU CO-INVESTMENT FUND L.P., KWASA NEXUS FUND L.P., LINDENSTONE PE SCSP, LONGHORN HV CO-INVESTMENT 1 L.P., LONGHORN HV CO-INVESTMENT 2 L.P., LONGHORN HV CO-INVESTMENT OPPS A L.P., LONGHORN HV CO-INVESTMENT OPPS B L.P., LONGHORN HV REVEILLE 1 L.P., HARBOURVEST LUNGO III FUND SCS, HARBOURVEST LUNGO IV FUND SCSP, THE MAPLE FUND L.P., MERANTI FUND II L.P., MERANTI FUND III L.P., MERANTI FUND L.P., MERANTI HOLDINGS LLC, MERANTI II HOLDINGS LLC, HARBOURVEST MERCURIUS L.P., HARBOURVEST PARTNERS MEZZANINE INCOME FUND L.P., MIGDAL-HARBOURVEST 2016 FUND L.P., MIGDAL-HARBOURVEST 2016 HOLDINGS LLC, HARBOURVEST MVPE 5 SCSP, HARBOURVEST MVPE 5 HOLDINGS LLC, MVPE 6 SCSP, MVPE 6 HOLDINGS LLC, MVPF 2 SCSP, HARBOURVEST MVPF SCSP, HARBOURVEST MVPF HOLDINGS LLC, HARBOURVEST NESPF L.P., HARBOURVEST NEST CO-INVESTMENT L.P., NOUR FUND I L.P., NPS CO-INVESTMENT (A) FUND L.P., NPS CO-INVESTMENT (A) HOLDINGS LLC, NPS CO-INVESTMENT (A) HOLDINGS L.P., NPS CO-INVESTMENT (B) FUND L.P. NPS CO-INVESTMENT FUND II L.P., NPS FUND II HOLDINGS L.P., NYSCRF PIONEER PARTNERSHIP FUND A-II, L.P., NYSCRF PIONEER PARTNERSHIP FUND III L.P., NYSCRF TRANSITION ANNEX FUND L.P., HARBOURVEST/NYSTRS CO-INVEST FUND L.P., HARBOURVEST/NYSTRS CO-INVEST FUND II L.P., HARBOURVEST/NYSTRS CO-INVEST FUND III L.P., HARBOURVEST ONTARIO PRIVATE EQUITY FUND L.P., HARBOURVEST ORBIT AIF SCSP, HARBOURVEST PA CO-INVESTMENT FUND L.P., PACIFIC COAST SENIOR CREDIT FINANCE 1 L.P., PACIFIC COAST SENIOR CREDIT L.P., HARBOURVEST L GLOBAL PE SMA L.P., HARBOURVEST L GLOBAL PE HOLDINGS LLC, HARBOURVEST PC SECONDARIES 2020 FUND L.P., HARBOURVEST PC SECONDARIES 2022 FUND L.P., HARBOURVEST PC SECONDARIES 2024 FUND L.P., HARBOURVEST PRIVATE EQUITY CONTINUATION SOLUTIONS AGGREGATOR L.P., HARBOURVEST PRIVATE EQUITY CONTINUATION SOLUTIONS L.P., HARBOURVEST PRIVATE EQUITY CONTINUATION SOLUTIONS AIF SCSP, PECS OVERFLOW FUND L.P., PENINSULA HARBOURVEST FUND L.P., HARBOURVEST PERSLA PE FUND L.P., HARBOURVEST POBA CO-INVESTMENT FUND L.P., HARBOURVEST NEW STREET FUND L.P., RA4 HOLDINGS LLC, HARBOURVEST REAL ASSETS - ENERGY FUND L.P., HARBOURVEST REAL ASSETS - ENERGY FUND II L.P., HARBOURVEST REAL ASSETS FUND III L.P., HARBOURVEST RA4 HOLDINGS L.P., HARBOURVEST REAL ASSETS FUND IV L.P., HARBOURVEST REAL ASSETS IV AIF SCSP, HARBOURVEST REAL ASSETS OLIVE FUND L.P., HARBOURVEST REYNOLDS FUND I L.P., HARBOURVEST SECONDARY 2017 PRIVATE EQUITY PARTNERS L.P., HARBOURVEST SECONDARY 2018 PRIVATE EQUITY PARTNERS L.P., HARBOURVEST SECONDARY 2019 PRIVATE EQUITY PARTNERS L.P., DOVER STREET 2014 OVERFLOW FUND L.P., SECONDARY OVERFLOW FUND III L.P., SECONDARY OVERFLOW FUND IV L.P., SECONDARY OVERFLOW FUND V L.P., HARBOURVEST SKEW BASE AIF L.P., HARBOURVEST SLO FUND L.P., HARBOURVEST SLO HOLDINGS LLC, HVST-TOPE LLC, SMRS-CAPP LLC, SMRS-HVDL LLC, SMRS-TOPE LLC, SMRS-NCRP LLC, STC HARBOURVEST PECS FUND L.P., STC HARBOURVEST PRIVATE DEBT FUND L.P., HARBOURVEST PARTNERS STEWARDSHIP INVESTMENT L.P., HARBOURVEST PARTNERS STEWARDSHIP FUND L.P., HARBOURVEST PARTNERS STEWARDSHIP AIF SCSP, HARBOURVEST SUMMIT HILL FUND L.P., SUNVEST II LLC, SUNVEST

LLC, HARBOURVEST TBW L.P., HARBOURVEST TJU DECLARATION FUND L.P., HARBOURVEST TMRS POLARIS SMA L.P., TRSL CO-INVESTMENT FUND L.P., VANGUARD HARBOURVEST 2020 PRIVATE EQUITY FUND L.P., VANGUARD HARBOURVEST 2021 PRIVATE EQUITY FUND L.P., VANGUARD HARBOURVEST 2021 PRIVATE EQUITY HOLDINGS LLC, VANGUARD HARBOURVEST 2022 PRIVATE EQUITY FUND L.P., VANGUARD HARBOURVEST 2022 PRIVATE EQUITY HOLDINGS LLC, VANGUARD HARBOURVEST 2023 PRIVATE EQUITY FUND L.P., VANGUARD HARBOURVEST 2024 PRIVATE EQUITY FUND L.P., VRS HV 2013 SEPARATE ACCOUNT LLC, VRS HV 2016 SEPARATE ACCOUNT LLC, HARBOURVEST VSMA1 ASIA FUND L.P., HARBOURVEST VSMA1 ASIA HOLDINGS LLC, HARBOURVEST VULCANUS L.P., HARBOURVEST WESPATH IMPACT INVESTMENT FUND L.P., HARBOURVEST CO-INVEST 2024 PRIVATE EQUITY PARTNERS L.P., HARBOURVEST EMMPT PE HOLDINGS LLC, HARBOURVEST FFV HOLDINGS LLC, HV SI - APOLLO SENGAI HOLDINGS LLC, HARBOURVEST RED DRAGON HOLDINGS LLC, HARBOURVEST TJU DECLARATION HOLDINGS LLC, HARBOURVEST AS FUND L.P., HARBOURVEST ALBERTA FUND L.P., HARBOURVEST SUNCOR FUND L.P., HARBOURVEST VSMA1 CREDIT FUND L.P., PECS DELAWARE OVERFLOW FUND L.P., VANGUARD HARBOURVEST 2025 PRIVATE EQUITY FUND L.P., HGPS SECONDARY HOLDINGS LLC, DOVER STREET XII L.P., HARBOURVEST ASIA PACIFIC 5 HOLDINGS LLC, HARBOURVEST CO-INVEST 2025 PRIVATE EQUITY PARTNERS L.P., HARBOURVEST CT PRIVATE DEBT PARTNERSHIP L.P., HARBOURVEST DOVER STREET XII INVESTMENT L.P., HARBOURVEST HCS FUND I L.P., HARBOURVEST LUNGO V FUND SCSP, HARBOURVEST MAYFLOWER CO-INVESTMENT FUND I L.P., HARBOURVEST PARTNERS CO-INVESTMENT VI INVESTMENT HOLDINGS LLC, HARBOURVEST SUMMIT HILL INFRA TRANCHE 1 HOLDINGS LLC, HARBOURVEST WESPATH IMPACT HOLDINGS LLC, HCF6-EDH LLC, HCF7 BUYOUT INVESTMENT HOLDINGS LLC, HIPEP VII AIF HOLDINGS LLC, HIPEP X SECONDARY HOLDINGS LLC, HV BLUE RIDGE TRANCHE 1 HOLDINGS LLC, HV BROOM LLC, HV CI SECONDARIES HOLDINGS LLC, HV FRENCHMEN STREET I-1 HOLDINGS LLC, HV IOF3 HOLDINGS 1 LLC, HV JUMPMAN LLC, HV LUNGO V HOLDINGS LLC, HV MERANTI III B1 HOLDINGS LLC, HV MOUNTAIN LLC, HV NESPF TRANCHE I HOLDINGS LLC, HV ONTARIO PRIVATE EQUITY TRANCHE 1 HOLDINGS LLC, HV ORBIT TRANCHE 2 HOLDINGS LLC, HV PC SECONDARIES 2024 HOLDINGS LLC, HV XENON LLC, HV XIII SECONDARY HOLDINGS LLC, HV ZODIAC LLC, JUNI TRANCHE 2024 SECONDARY HOLDINGS LLC, VANGUARD HV 2023 PRIVATE EQUITY HOLDINGS LLC

One Lincoln Street

Suite 1700

Boston, MA 02111

APPLICATION FOR AN ORDER PURSUANT TO SECTIONS 17(d) AND 57(i) OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940 PERMITTING CERTAIN JOINT TRANSACTIONS OTHERWISE PROHIBITED BY SECTIONS 17(d) AND 57(a)(4) OF AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

All Communications, Notices and Orders to:

Monique Austin

Daniel Chisholm

HarbourVest Private Investments Fund

One Lincoln Street

Suite 1700

Boston, MA 02111

617-348-3707

maustin@harbourvest.com

dchisholm@harbourvest.com

legal@harbourvest.com

Copies to:

Rajib Chanda Simpson Thacher & Bartlett LLP 900 G Street, N.W. Washington, DC 20001 (202) 636-5543	Ryan Brizek Simpson Thacher & Bartlett LLP 900 G Street, N.W. Washington, DC 20001 (202) 636-5806	Matthew C. Micklavzina Simpson Thacher & Bartlett LLP 900 G Street, N.W. Washington, DC 20001 (202) 636-5916

May 15, 2025

UNITED STATES OF AMERICA

BEFORE THE

SECURITIES AND EXCHANGE COMMISSION

IN THE MATTER OF

HARBOURVEST PRIVATE INVESTMENTS FUND

HARBOURVEST REGISTERED ADVISERS L.P.

HARBOURVEST PARTNERS, LLC

HARBOURVEST PARTNERS L.P.

HARBOURVEST ADVISERS L.P.

HARBOURVEST PARTNERS (IRELAND) LIMITED

HARBOURVEST PARTNERS (CANADA) LIMITED

HARBOURVEST AIR CANADA FUND L.P.

HARBOURVEST AMITIM FUND L.P.

ANGGERIK HV L.P.

HARBOURVEST AP7 PE INVESTMENT L.P.

HARBOURVEST ASIA PACIFIC 5 INVESTMENT HOLDING L.P.

HARBOURVEST ASIA PACIFIC 5 SECONDARY L.P.

HARBOURVEST ASIA PACIFIC FUND 5 L.P.

HARBOURVEST ASIA PACIFIC 5 AIF SCSP

HARBOURVEST BLUE RIDGE FUND L.P.

HARBOURVEST BROADWAY CO-INVESTMENT L.P.

HARBOURVEST BVK CO-INVESTMENT FUND 2022 SCSP

CALSTRS LOWER MIDDLE MARKET FUND IV, LLC

CALSTRS LOWER MIDDLE MARKET FUND V, L.P.

CALSTRS LOWER MIDDLE MARKET FUND VI L.P.

CALSTRS LOWER MIDDLE MARKET FUND VII L.P.

HARBOURVEST CANADA GROWTH FUND L.P.

HARBOURVEST CANADA GROWTH FUND II L.P.

HARBOURVEST CANADA GROWTH FUND III L.P.

HARBOURVEST CANADA PARALLEL GROWTH FUND L.P.

HARBOURVEST CC PORTFOLIO FUND L.P.

HARBOURVEST CENTRE STREET CO-INVESTMENT FUND L.P.

CHV INVESTMENTS FUND L.P.

HARBOURVEST CITRINE FUND L.P.

HARBOURVEST PARTNERS CLEANTECH FUND II L.P.

HARBOURVEST PARTNERS 2013 DIRECT FUND L.P.

HARBOURVEST CO-INVEST 2017 PRIVATE EQUITY PARTNERS L.P.

HARBOURVEST CO-INVEST 2018 PRIVATE EQUITY PARTNERS L.P.

: : : : : : : : : : : : : : : : : : : :	APPLICATION FOR AN ORDER PURSUANT TO SECTIONS 17(d) AND 57(i) OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940 PERMITTING CERTAIN JOINT TRANSACTIONS OTHERWISE PROHIBITED BY SECTIONS 17(d) AND 57(a)(4) OF AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

HARBOURVEST CO-INVEST 2019 PRIVATE
EQUITY PARTNERS L.P.
HARBOURVEST CO-INVEST 2020 PRIVATE
EQUITY PARTNERS L.P.
HARBOURVEST CO-INVEST 2021 PRIVATE
EQUITY PARTNERS L.P.
HARBOURVEST CO-INVEST 2022 PRIVATE
EQUITY PARTNERS L.P.
HARBOURVEST CO-INVEST 2023 PRIVATE
EQUITY PARTNERS L.P.
HARBOURVEST PARTNERS CO-INVESTMENT
FUND IV L.P.
HARBOURVEST PARTNERS CO-INVESTMENT
IV AIF L.P.
HARBOURVEST PARTNERS CO-INVESTMENT
FUND IV AIV L.P.
HARBOURVEST CO-INVESTMENT
OPPORTUNITIES FUND L.P.
HARBOURVEST PARTNERS CO-INVESTMENT
FUND V L.P.
HARBOURVEST PARTNERS CO-INVESTMENT
V AIF L.P.
HARBOURVEST PARTNERS CO-INVESTMENT
FUND V AIV L.P.
HARBOURVEST PARTNERS CO-INVESTMENT
VI AGGREGATOR L.P.
HARBOURVEST PARTNERS CO-INVESTMENT
FUND VI L.P.
HARBOURVEST PARTNERS CO-INVESTMENT
VI AIF SCSP
HCF6 HOLDINGS LLC
HCF5 HOLDINGS LLC
HARBOURVEST CO-INVESTMENT VII
BUYOUT AGGREGATOR L.P.
HARBOURVEST CO-INVESTMENT FUND VII
GROWTH L.P.
HARBOURVEST CO-INVESTMENT FUND VII BUYOUT L.P.
HARBOURVEST CO-INVESTMENT FUND VII COMBINED L.P.
HARBOURVEST CREDIT OPPORTUNITIES II AIF SCSP
HARBOURVEST CREDIT OPPORTUNITIES FUND II L.P.
HARBOURVEST COF III INVESTMENT L.P.
HARBOURVEST CREDIT OPPORTUNITIES FUND III L.P.
HARBOURVEST CREDIT OPPORTUNITIES III AIF SCSP
CSC PRIVATE INVESTMENTS L.P.
HARBOURVEST CT CO-INVESTMENT FUND L.P.
HARBOURVEST CT PRIVATE DEBT FUND L.P.
HARBOURVEST D2022 FUND L.P.
HARBOURVEST DAI-ICHI LIFE PE FUND L.P.
DENSO HV PEP L.P.

DENSO HV PEP II HOLDINGS LLC
DENSO HV PEP II L.P.
HARBOURVEST DL II INVESTMENT
HOLDING A (L) L.P.
HARBOURVEST DL II INVESTMENT
HOLDING A (U) L.P.
HARBOURVEST DL II INVESTMENT
HOLDING B (L) LLC
HARBOURVEST DL II INVESTMENT
HOLDING B (U) L.P.
HARBOURVEST DIRECT LENDING FUND II (U) L.P.
HARBOURVEST DIRECT LENDING II
PARALLEL FUND (U) L.P.
HARBOURVEST DIRECT LENDING II AIF (U) SCSP
HARBOURVEST DIRECT LENDING FUND II (L) L.P.
HARBOURVEST DIRECT LENDING II
PARALLEL FUND (L) L.P.
HARBOURVEST DL INVESTMENT HOLDING I (L) LLC
HARBOURVEST DIRECT LENDING FUND (L) L.P.
HARBOURVEST DIRECT LENDING AIF (L) SCSP
HARBOURVEST DOVER STREET IX
INVESTMENT L.P.
DOVER STREET IX L.P.
DOVER STREET IX AIF L.P.
DOVER STREET 2014 HOLDINGS LLC
DOVER VII HOLDINGS LLC
DOVER STREET VIII HOLDINGS L.P.
HARBOURVEST DOVER STREET X
INVESTMENT L.P.
DOVER STREET X L.P.
DOVER STREET X AIF SCSP
HARBOURVEST DOVER STREET XI
INVESTMENT L.P.
DOVER STREET XI L.P.
DOVER STREET XI AIF SCSP
HARBOURVEST EMMPT PE FUND L.P.
ENERVEST LLC
HARBOURVEST FFV FUND L.P.
HARBOURVEST FINANCE STREET AIV L.P.
HARBOURVEST FINANCE STREET II AIV L.P.
HARBOURVEST FINANCE STREET II L.P.
HARBOURVEST FINANCE STREET III AIV L.P.
HARBOURVEST FINANCE STREET III L.P.
THE FIRST CAPITAL ACCESS FUND, L.P.
HARBOURVEST FRENCHMEN STREET FUND L.P.
HARBOURVEST FRS R3 LLC
HARBOURVEST PARTNERS IX-BUYOUT FUND L.P.

HARBOURVEST PARTNERS IX-CREDIT
OPPORTUNITIES FUND L.P.
HARBOURVEST PARTNERS IX-VENTURE FUND L.P.
HARBOURVEST PARTNERS X AIF BUYOUT L.P.
HARBOURVEST PARTNERS X AIF VENTURE L.P.
HARBOURVEST PARTNERS X BUYOUT FUND L.P.
HARBOURVEST PARTNERS X SECONDARY L.P.
HARBOURVEST PARTNERS X VENTURE FUND L.P.
HARBOURVEST PARTNERS XI BUYOUT FUND L.P.
HARBOURVEST PARTNERS XI BUYOUT AIF L.P.
HARBOURVEST PARTNERS XI MICRO
BUYOUT FUND L.P.
HARBOURVEST PARTNERS XI MICRO
BUYOUT AIF L.P.
HV XI SECONDARY L.P.
HARBOURVEST PARTNERS XI VENTURE AIF L.P.
HARBOURVEST PARTNERS XI VENTURE FUND L.P.
HARBOURVEST PARTNERS XII BUYOUT FUND L.P.
HARBOURVEST PARTNERS XII BUYOUT AIF SCSP
HARBOURVEST PARTNERS XII MICRO
BUYOUT FUND L.P.
HARBOURVEST PARTNERS XII MICRO
BUYOUT AIF SCSP
HV XII SECONDARY L.P.
HARBOURVEST PARTNERS XII VENTURE FUND L.P.
HARBOURVEST PARTNERS XII VENTURE AIF SCSP
HARBOURVEST PARTNERS XIII BUYOUT FUND L.P.
HARBOURVEST PARTNERS XIII BUYOUT AIF SCSP
HV XIII SECONDARY L.P.
HARBOURVEST PARTNERS XIII SMALL CAP FUND L.P.
HARBOURVEST PARTNERS XIII SMALL CAP AIF SCSP
HARBOURVEST PARTNERS XIII VENTURE FUND L.P.
HARBOURVEST PARTNERS XIII VENTURE AIF SCSP
GF2018 HOLDINGS LLC
GF2019 HOLDINGS LLC
HV 2019 GLOBAL HOLDINGS LLC

HARBOURVEST GLOBAL ANNUAL PRIVATE
EQUITY FUND L.P.
HARBOURVEST 2015 GLOBAL FUND L.P.
HARBOURVEST 2016 GLOBAL FUND L.P.
HARBOURVEST 2016 GLOBAL AIF L.P.
HARBOURVEST 2017 GLOBAL FUND L.P.
HARBOURVEST 2017 GLOBAL AIF L.P.
HARBOURVEST 2018 GLOBAL FUND L.P.
HV 2018 GLOBAL INVESTMENT L.P.
HARBOURVEST 2018 GLOBAL AIF L.P.
HARBOURVEST 2019 GLOBAL INVESTMENT L.P.
HARBOURVEST 2019 GLOBAL FUND L.P.
HARBOURVEST 2019 GLOBAL AIF SCSP
HARBOURVEST 2020 GLOBAL INVESTMENT L.P.
HARBOURVEST 2020 GLOBAL FUND L.P.
HARBOURVEST 2020 GLOBAL AIF SCSP
HARBOURVEST 2021 GLOBAL INVESTMENT L.P.
HARBOURVEST 2021 GLOBAL FUND L.P.
HARBOURVEST 2021 GLOBAL AIF SCSP
HARBOURVEST 2022 GLOBAL INVESTMENT L.P.
HARBOURVEST 2022 GLOBAL FUND L.P.
HARBOURVEST 2022 GLOBAL AIF SCSP
HARBOURVEST 2023 GLOBAL FUND L.P.
HARBOURVEST 2023 GLOBAL INVESTMENT L.P.
HARBOURVEST 2023 GLOBAL AIF SCSP
HARBOURVEST 2024 GLOBAL INVESTMENT L.P.
HARBOURVEST 2024 GLOBAL FUND L.P.
HARBOURVEST 2024 GLOBAL AIF SCSP
HARBOURVEST 2025 GLOBAL INVESTMENT L.P.
HARBOURVEST 2025 GLOBAL FUND L.P.
HARBOURVEST 2025 GLOBAL AIF SCSP
GREAT LAKES FUND L.P.
HARBOURVEST GUARDIAN CO-INVESTMENT FUND L.P.
HARBOURVEST BRAEMAR HOLDINGS LLC
HARBOURVEST CI SECONDARIES L.P.
HARBOURVEST HARVEST FUND II L.P.
HARBOURVEST HARVEST FUND L.P.
HCF4 HOLDINGS LLC
HARBOURVEST GLOBAL PRIVATE
SOLUTION SICAV S.A. - DIVERSIFIED
PRIVATE EQUITY FUND
HGPS-DPE DELAWARE HOLDINGS LLC
HGPS-DPE LUXEMBOURG HOLDINGS SCSP
HARBOURVEST INFRASTRUCTURE INCOME
PORTFOLIO 1 L.P.
HARBOURVEST INFRASTRUCTURE INCOME
PORTFOLIO 1 HOLDINGS L.P.

HARBOURVEST INFRASTRUCTURE INCOME
PORTFOLIO 2 L.P.
HARBOURVEST INFRASTRUCTURE INCOME
PORTFOLIO 3 L.P.
HIPEP IX DE HOLDINGS LLC
HIPEP IX INVESTMENT HOLDING L.P.
HIPEP IX SECONDARY L.P.
HIPEP IX FUND L.P.
HIPEP IX AIF SCSP
HIPEP SELECT ASIA FUND L.P.
HIPEP SELECT ASIA FUND II L.P.
HIPEP SELECT ASIA FUND III L.P.
HIPEP VII EMERGING MARKETS FUND L.P.
HIPEP VII EM HOLDINGS LLC
HIPEP VII EUROPE HOLDINGS LLC
HIPEP VII PARTNERSHIP HOLDINGS LLC
HIPEP VII SECONDARY HOLDINGS LLC
HIPEP VII (AIF) ASIA PACIFIC FUND L.P.
HIPEP VII (AIF) PARTNERSHIP FUND L.P.
HIPEP VII ASIA PACIFIC FUND L.P.
HIPEP VII EUROPE FUND L.P.
HIPEP VII PARTNERSHIP FUND L.P.
HIPEP VII SECONDARY L.P.
HIPEP VIII PARTNERSHIP FUND L.P.
HIPEP VIII PARTNERSHIP AIF L.P.
HIPEP X FUND L.P.
HIPEP X HOLDINGS LLC
HIPEP X SECONDARY L.P.
HARBOURVEST HOMESTEAD FUND L.P.
HARBOURVEST HOMESTEAD HOLDINGS LLC
HORIZON IMPACT FUND L.P.
HV 2022 GLOBAL HOLDINGS LLC
HV 2023 GLOBAL HOLDINGS LLC
HARBOURVEST ADELAIDE L.P.
HV AMITIM UNIFORM HOLDINGS LLC
HARBOURVEST AP7 HOLDINGS 2 LLC
HARBOURVEST ASIA PACIFIC FUND VIII L.P.
HARBOURVEST ASIA PACIFIC VIII AIF L.P.
HARBOURVEST BLUE SECONDARY 2018 L.P.
HARBOURVEST BRAEMAR FUND L.P.
HARBOURVEST CB GLOBAL CO-INV FUND L.P.
HARBOURVEST FINANCE STREET L.P.
HV GREAT LAKES SERIES I 2020 HOLDINGS LLC
HV HARVEST HOLDINGS LLC
HV INTERNATIONAL VIII SECONDARY L.P.
HV MERANTI III A1 HOLDINGS LLC
HV NEST UNIFORM HOLDINGS LLC
HV NEW STREET FRANKLIN SERIES
HOLDINGS LLC
HARBOURVEST PATHWAY HOLDINGS LLC
HV RA II LLC
HARBOURVEST RED DRAGON L.P.
HV SI - APOLLO SENGAI FUND L.P.

HV SPECIAL SITUATIONS FUND L.P.
HV VIII HOLDINGS LLC
HV Z GLOBAL PRIVATE EQUITY FUND, L.P.
HV Z GLOBAL PRIVATE EQUITY HOLDINGS LLC
HARBOURVEST ZEBRA 1 L.P.
HARBOURVEST ZEBRA 2 L.P.
HARBOURVEST ZEBRA 3 L.P. HVSHP L.P.
HVSHP HOLDINGS LLC
HARBOURVEST IOF3 HOLDINGS L.P.
HARBOURVEST INFRASTRUCTURE
OPPORTUNITIES FUND III L.P.
HARBOURVEST INFRASTRUCTURE
OPPORTUNITIES III AIF SCSP
JUNI PRIVATE EQUITY FUND H (USD) L.P.
JUNI PRIVATE EQUITY FUND H (USD) HOLDINGS 1 L.P.
KPI-HARBOURVEST MULTI-STRATEGY FUND I L.P.
KPS-HARBOURVEST MULTI-STRATEGY FUND I L.P.
KPI-HARBOURVEST MULTI-STRATEGY
INVESTMENT HOLDINGS LLC
HARBOURVEST KTCU CO-INVESTMENT
FUND L.P.
KWASA NEXUS FUND L.P.
LINDENSTONE PE SCSP
LONGHORN HV CO-INVESTMENT 1 L.P.
LONGHORN HV CO-INVESTMENT 2 L.P.
LONGHORN HV CO-INVESTMENT OPPS A L.P.
LONGHORN HV CO-INVESTMENT OPPS B L.P.
LONGHORN HV REVEILLE 1 L.P.
HARBOURVEST LUNGO III FUND SCS
HARBOURVEST LUNGO IV FUND SCSP
THE MAPLE FUND L.P.
MERANTI FUND II L.P.
MERANTI FUND III L.P.
MERANTI FUND L.P.
MERANTI HOLDINGS LLC
MERANTI II HOLDINGS LLC
HARBOURVEST MERCURIUS L.P.
HARBOURVEST PARTNERS MEZZANINE
INCOME FUND L.P.
MIGDAL-HARBOURVEST 2016 FUND L.P.
MIGDAL-HARBOURVEST 2016 HOLDINGS LLC
HARBOURVEST MVPE 5 SCSP
HARBOURVEST MVPE 5 HOLDINGS LLC
MVPE 6 SCSP
MVPE 6 HOLDINGS LLC
MVPF 2 SCSP
HARBOURVEST MVPF SCSP
HARBOURVEST MVPF HOLDINGS LLC
HARBOURVEST NESPF L.P.

HARBOURVEST NEST CO-INVESTMENT L.P.
NOUR FUND I L.P.
NPS CO-INVESTMENT (A) FUND L.P.
NPS CO-INVESTMENT (A) HOLDINGS LLC
NPS CO-INVESTMENT (A) HOLDINGS L.P.
NPS CO-INVESTMENT (B) FUND L.P.
NPS CO-INVESTMENT FUND II L.P.
NPS FUND II HOLDINGS L.P.
NYSCRF PIONEER PARTNERSHIP FUND A-II, L.P.
NYSCRF PIONEER PARTNERSHIP FUND III L.P.
NYSCRF TRANSITION ANNEX FUND L.P.
HARBOURVEST/NYSTRS CO-INVEST FUND L.P.
HARBOURVEST/NYSTRS CO-INVEST FUND II L.P.
HARBOURVEST/NYSTRS CO-INVEST FUND III L.P.
HARBOURVEST ONTARIO PRIVATE EQUITY FUND L.P.
HARBOURVEST ORBIT AIF SCSP
HARBOURVEST PA CO-INVESTMENT FUND L.P.
PACIFIC COAST SENIOR CREDIT FINANCE 1 L.P.
PACIFIC COAST SENIOR CREDIT L.P.
HARBOURVEST L GLOBAL PE SMA L.P.
HARBOURVEST L GLOBAL PE HOLDINGS LLC
HARBOURVEST PC SECONDARIES 2020 FUND L.P.
HARBOURVEST PC SECONDARIES 2022 FUND L.P.
HARBOURVEST PC SECONDARIES 2024 FUND L.P.
HARBOURVEST PRIVATE EQUITY
CONTINUATION SOLUTIONS AGGREGATOR L.P.
HARBOURVEST PRIVATE EQUITY
CONTINUATION SOLUTIONS L.P.
HARBOURVEST PRIVATE EQUITY
CONTINUATION SOLUTIONS AIF SCSP
PECS OVERFLOW FUND L.P.
PENINSULA HARBOURVEST FUND L.P.
HARBOURVEST PERSLA PE FUND L.P.
HARBOURVEST POBA CO-INVESTMENT FUND L.P.
HARBOURVEST NEW STREET FUND L.P.
RA4 HOLDINGS LLC
HARBOURVEST REAL ASSETS - ENERGY FUND L.P.
HARBOURVEST REAL ASSETS - ENERGY FUND II L.P.
HARBOURVEST REAL ASSETS FUND III L.P.
HARBOURVEST RA4 HOLDINGS L.P.
HARBOURVEST REAL ASSETS FUND IV L.P.

HARBOURVEST REAL ASSETS IV AIF SCSP
HARBOURVEST REAL ASSETS OLIVE FUND L.P.
HARBOURVEST REYNOLDS FUND I L.P.
HARBOURVEST SECONDARY 2017 PRIVATE
EQUITY PARTNERS L.P.
HARBOURVEST SECONDARY 2018 PRIVATE
EQUITY PARTNERS L.P.
HARBOURVEST SECONDARY 2019 PRIVATE
EQUITY PARTNERS L.P.
DOVER STREET 2014 OVERFLOW FUND L.P.
SECONDARY OVERFLOW FUND III L.P.
SECONDARY OVERFLOW FUND IV L.P.
SECONDARY OVERFLOW FUND V L.P.
HARBOURVEST SKEW BASE AIF L.P.
HARBOURVEST SLO FUND L.P.
HARBOURVEST SLO HOLDINGS LLC
HVST-TOPE LLC
SMRS-CAPP LLC
SMRS-HVDL LLC
SMRS-TOPE LLC
SMRS-NCRP LLC
STC HARBOURVEST PECS FUND L.P.
STC HARBOURVEST PRIVATE DEBT FUND L.P.
HARBOURVEST PARTNERS STEWARDSHIP
INVESTMENT L.P.
HARBOURVEST PARTNERS STEWARDSHIP FUND L.P.
HARBOURVEST PARTNERS STEWARDSHIP AIF SCSP
HARBOURVEST SUMMIT HILL FUND L.P.
SUNVEST II LLC
SUNVEST LLC
HARBOURVEST TBW L.P.
HARBOURVEST TJU DECLARATION FUND L.P.
HARBOURVEST TMRS POLARIS SMA L.P.
TRSL CO-INVESTMENT FUND L.P.
VANGUARD HARBOURVEST 2020 PRIVATE
EQUITY FUND L.P.
VANGUARD HARBOURVEST 2021 PRIVATE
EQUITY FUND L.P.
VANGUARD HARBOURVEST 2021 PRIVATE
EQUITY HOLDINGS LLC
VANGUARD HARBOURVEST 2022 PRIVATE
EQUITY FUND L.P.
VANGUARD HARBOURVEST 2022 PRIVATE
EQUITY HOLDINGS LLC
VANGUARD HARBOURVEST 2023 PRIVATE
EQUITY FUND L.P.
VANGUARD HARBOURVEST 2024 PRIVATE
EQUITY FUND L.P.
VRS HV 2013 SEPARATE ACCOUNT LLC
VRS HV 2016 SEPARATE ACCOUNT LLC
HARBOURVEST VSMA1 ASIA FUND L.P.

HARBOURVEST VSMA1 ASIA HOLDINGS LLC
HARBOURVEST VULCANUS L.P.
HARBOURVEST WESPATH IMPACT
INVESTMENT FUND L.P.
HARBOURVEST CO-INVEST 2024 PRIVATE
EQUITY PARTNERS L.P.
HARBOURVEST EMMPT PE HOLDINGS LLC
HARBOURVEST FFV HOLDINGS LLC
HV SI - APOLLO SENGAI HOLDINGS LLC
HARBOURVEST RED DRAGON HOLDINGS LLC
HARBOURVEST TJU DECLARATION
HOLDINGS LLC
HARBOURVEST AS FUND L.P.
HARBOURVEST ALBERTA FUND L.P.
HARBOURVEST SUNCOR FUND L.P
HARBOURVEST VSMA1 CREDIT FUND L.P.
PECS DELAWARE OVERFLOW FUND L.P.
VANGUARD HARBOURVEST 2025 PRIVATE
EQUITY FUND L.P.
HGPS SECONDARY HOLDINGS LLC
DOVER STREET XII L.P.
HARBOURVEST ASIA PACIFIC 5 HOLDINGS LLC
HARBOURVEST CO-INVEST 2025 PRIVATE
EQUITY PARTNERS L.P.
HARBOURVEST CT PRIVATE DEBT
PARTNERSHIP L.P.
HARBOURVEST DOVER STREET XII
INVESTMENT L.P.
HARBOURVEST HCS FUND I L.P.
HARBOURVEST LUNGO V FUND SCSP
HARBOURVEST MAYFLOWER CO-
INVESTMENT FUND I L.P.
HARBOURVEST PARTNERS CO-INVESTMENT
VI INVESTMENT HOLDINGS LLC
HARBOURVEST SUMMIT HILL INFRA
TRANCHE 1 HOLDINGS LLC
HARBOURVEST WESPATH IMPACT
HOLDINGS LLC
HCF6-EDH LLC
HCF7 BUYOUT INVESTMENT HOLDINGS LLC
HIPEP VII AIF HOLDINGS LLC
HIPEP X SECONDARY HOLDINGS LLC
HV BLUE RIDGE TRANCHE 1 HOLDINGS LLC
HV BROOM LLC
HV CI SECONDARIES HOLDINGS LLC
HV FRENCHMEN STREET I-1 HOLDINGS LLC
HV IOF3 HOLDINGS 1 LLC
HV JUMPMAN LLC
HV LUNGO V HOLDINGS LLC
HV MERANTI III B1 HOLDINGS LLC
HV MOUNTAIN LLC
HV NESPF TRANCHE I HOLDINGS LLC
HV ONTARIO PRIVATE EQUITY TRANCHE 1
HOLDINGS LLC

HV ORBIT TRANCHE 2 HOLDINGS LLC
HV PC SECONDARIES 2024 HOLDINGS LLC
HV XENON LLC
HV XIII SECONDARY HOLDINGS LLC
HV ZODIAC LLC
JUNI TRANCHE 2024 SECONDARY HOLDINGS LLC
VANGUARD HV 2023 PRIVATE EQUITY
HOLDINGS LLC

ONE LINCOLN STREET
SUITE 1700 BOSTON, MA 02111

File No. 812-

I.	SUMMARY OF APPLICATION

The following entities hereby request an order (the “Order”) of the U.S. Securities and Exchange Commission (the “SEC” or “Commission”) under Section 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”),1 and Rule 17d-1, permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 thereunder. The Order would supersede the exemptive order issued by the Commission on February 6, 2025 (the “Prior Order”)2 that was granted pursuant to Section 17(d) and Rule 17d-1, with the result that no person will continue to rely on the Prior Order if the Order is granted.

•	HarbourVest Private Investments Fund (the “Fund”), a closed-end management investment company registered under the 1940 Act;

•	HarbourVest Registered Advisers L.P. (“HarbourVest”), an investment adviser that is registered under the Investment Advisers Act of 1940 (the “Advisers Act”), and its successors;[3]

•

HarbourVest Partners, LLC (“HVP LLC”), HarbourVest Partners L.P. (“HVP LP”), HarbourVest Advisers L.P. (“HVA LP”), and HarbourVest Partners (Ireland) Limited (“HVP Ireland”), and HarbourVest Partners (Canada) Limited (“HVP Canada” and together with HarbourVest, HVP LLC, HVP LP, HarbourVest Advisers L.P. and HVP Ireland, the “Existing Advisers”), each an investment adviser to certain Existing Affiliated Funds, on behalf of themselves and their successors; and

•

The entities identified in Appendix A, each of which is a separate and distinct legal entity and each of which would be an investment company but for Section 3(c)(1), 3(c)(5)(C) or 3(c)(7) of the 1940 Act (the “Existing Affiliated Funds”; together with the Fund and the Existing Advisers, the “Applicants”).[4]

[1]	Unless otherwise indicated, all section and rule references herein are to the 1940 Act and rules promulgated thereunder.
[2]	HarbourVest Private Investments Fund, et al. (File No. 812-15568), Release No. IC-35445 (January 10, 2025) (notice), Release No. IC-35468 (February 6, 2025) (order).
[3]	The term successor, as applied to each Adviser, means an entity which results from a reorganization into another jurisdiction or change in the type of business organization.
[4]

All existing entities that currently intend to rely upon the requested Order have been named as Applicants. Any other existing or future entity that subsequently relies on the Order will comply with the terms and conditions of the Application.

The relief requested in this application for the Order (the “Application”) would allow a Regulated Fund5 and one or more Affiliated Entities6 to engage in Co-Investment Transactions7 subject to the terms and conditions described herein. The Regulated Funds and Affiliated Entities that participate in a Co-Investment Transaction are collectively referred to herein as “Participants.”8 The Applicants do not seek relief for transactions effected consistent with Commission staff no-action positions.9

II.	GENERAL DESCRIPTION OF THE APPLICANTS

A. The Fund

The Fund is an externally managed, closed-end, non-diversified investment company and a Delaware statutory trust that is registered as an investment company under the Act.

The Fund’s investment objective is to seek to generate capital growth over the long-term. In pursuing its investment objective, the Fund intends to invest directly or indirectly in a broad portfolio of primarily private investments across geographies, sectors, and stages.

[5]

“Regulated Fund” means the Existing Regulated Funds and any Future Regulated Funds. “Future Regulated Fund” means an entity (a) that is a closed-end management investment company registered under the 1940 Act, or a closed-end management investment company that has elected to be regulated as a business development company under the 1940 Act, (b) whose (1) primary investment adviser or (2) sub-adviser is an Adviser (as defined below) and (c) that intends to engage in Co-Investment Transactions. If an Adviser serves as sub-adviser to a Regulated Fund whose primary adviser is not also an Adviser, such primary adviser shall be deemed to be an Adviser with respect to conditions 3 and 4 only.

The term Regulated Fund also includes (a) any Wholly-Owned Investment Sub (as defined below) of a Regulated Fund, (b) any Joint Venture (as defined below) of a Regulated Fund, and (c) any BDC Downstream Fund (as defined below) of a Regulated Fund that is a business development company. “Wholly-Owned Investment Sub” means an entity: (a) that is a “wholly-owned subsidiary” (as defined in Section 2(a)(43) of the 1940 Act) of a Regulated Fund; (b) whose sole business purpose is to hold one or more investments and which may issue debt on behalf or in lieu of such Regulated Fund; and (c) is not a registered investment company or a business development company. “Joint Venture” means an unconsolidated joint venture subsidiary of a Regulated Fund, in which all portfolio decisions, and generally all other decisions in respect of such joint venture, must be approved by an investment committee consisting of representatives of the Regulated Fund and the unaffiliated joint venture partner (with approval from a representative of each required). “BDC Downstream Fund” means an entity (a) directly or indirectly controlled by a Regulated Fund that is a business development company, (b) that is not controlled by any person other than the Regulated Fund (except a person that indirectly controls the entity solely because it controls the Regulated Fund), (c) that would be an investment company but for Section 3(c)(1) or 3(c)(7) of the 1940 Act, (d) whose investment adviser is an Adviser and (e) that is not a Wholly-Owned Investment Sub.

In the case of a Wholly-Owned Investment Sub that does not have a chief compliance officer or a Board, the chief compliance officer and Board of the Regulated Fund that controls the Wholly-Owned Investment Sub will be deemed to serve those roles for the Wholly-Owned Investment Sub. In the case of a Joint Venture or a BDC Downstream Fund (as applicable) that does not have a chief compliance officer or a Board, the chief compliance officer of the Regulated Fund will be deemed to be the Joint Venture’s or BDC Downstream Fund’s chief compliance officer, and the Joint Venture’s or BDC Downstream Fund’s investment committee will be deemed to be the Joint Venture’s or BDC Downstream Fund’s Board.

[6]

“Affiliated Entity” means an entity not controlled by a Regulated Fund that intends to engage in Co-Investment Transactions and that is (a) with respect to a Regulated Fund, another Regulated Fund; (b) an Adviser or its affiliates (other than an open-end investment company registered under the 1940 Act), and any direct or indirect, wholly- or majority-owned subsidiary of an Adviser or its affiliates (other than of an open-end investment company registered under the 1940 Act), that is participating in a Co-Investment Transaction in a principal capacity; or (c) any entity that would be an investment company but for Section 3(c) of the 1940 Act or Rule 3a-7 thereunder and whose investment adviser is an Adviser.

To the extent that an entity described in clause (b) is not advised by an Adviser, such entity shall be deemed to be an Adviser for purposes of the conditions.

[7]	“Co-Investment Transaction” means the acquisition or Disposition of securities of an issuer in a transaction effected in reliance on the Order or previously granted relief.
[8]

“Adviser” means HarbourVest and any other investment adviser controlling, controlled by, or under common control with HarbourVest. The term “Adviser” also includes any internally-managed Regulated Fund.

[9]	See, e.g., Massachusetts Mutual Life Insurance Co. (pub. avail. June 7, 2000), Massachusetts Mutual Life Insurance Co. (pub. avail. July 28, 2000) and SMC Capital, Inc. (pub. avail. Sept. 5, 1995).

B. Existing Affiliated Funds

An Existing Adviser serves as investment adviser to or in respect of each of the Existing Affiliated Funds. Each Existing Affiliated Fund is a separate and distinct legal entity and, when and if offering its interests to U.S. persons, would be an investment company but for Section 3(c)(1), 3(c)(5)(C) or 3(c)(7) of the Act. A complete list of the Existing Affiliated Funds is included in Appendix A.

C. HarbourVest

HarbourVest is a Delaware limited partnership that is registered as an investment adviser under the Advisers Act and serve as investment adviser to the Fund.

D. HVP LLC

HVP LLC is a Delaware limited liability company that is registered as an investment adviser with the Commission under the Advisers Act and serves as investment adviser to certain Existing Affiliated Funds.

E. HVP LP

HVP LP, a relying adviser of HVP LLC, is a Delaware limited partnership that serves as investment adviser to certain Existing Affiliated Funds.

F. HVA LP

HVA LP, a relying adviser of HVP LLC, is a Delaware limited partnership that serves as investment adviser to certain Existing Affiliated Funds.

G. HVP Ireland

HVP Ireland, a relying adviser of HVP LLC, is a limited company organized under the laws of Ireland that serves as investment adviser to certain Existing Affiliated Funds.

H. HVP Canada

HVP Canada, a relying adviser of HVP LLC, is a limited company organized under the laws of Canada and serves as investment adviser to certain Existing Affiliated Funds.

III.	ORDER REQUESTED

The Applicants request an Order of the Commission under Sections 17(d) and 57(i) of the 1940 Act and Rule 17d-1 thereunder to permit, subject to the terms and conditions set forth below in this Application (the “Conditions”), each Regulated Fund to be able to participate with one or more Affiliated Entities in Co-Investment Transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 thereunder.

A. Applicable Law

Section 17(d), in relevant part, prohibits an affiliated person, or an affiliated person of such affiliated person, of a registered investment company, acting as principal, from effecting any transaction in which the registered investment company is “a joint or a joint and several participant with such person” in contravention of such rules as the SEC may prescribe “for the purpose of limiting or preventing participation by such [fund] on a basis different from or less advantageous than that of such other participant.”

Rule 17d-1 prohibits an affiliated person, or an affiliated person of such affiliated person, of a registered investment company, acting as principal, from participating in, or effecting any transaction in connection with, any “joint enterprise or other joint arrangement or profit-sharing plan”10 in which the fund is a participant without first obtaining an order from the SEC.

[10]

Rule 17d-1(c) defines a “[j]oint enterprise or other joint arrangement or profit-sharing plan” to include, in relevant part, “any written or oral plan, contract, authorization or arrangement or any practice or understanding concerning an enterprise or undertaking whereby a registered investment company … and any affiliated person of or principal underwriter for such registered company, or any affiliated person of such a person or principal underwriter, have a joint or a joint and several participation, or share in the profits of such enterprise or undertaking ….”

Section 57(a)(4), in relevant part, prohibits any person related to a business development company (“BDC”) in the manner described in Section 57(b), acting as principal, from knowingly effecting any transaction in which the business development company is a joint or a joint and several participant with such persons in contravention of such rules as the Commission may prescribe for the purpose of limiting or preventing participation by the business development company on a basis less advantageous than that of such person. Section 57(i) provides that, until the SEC prescribes rules under Section 57(a), the SEC’s rules under Section 17(d) applicable to registered closed-end investment companies will be deemed to apply to persons subject to the prohibitions of Section 57(a). Because the SEC has not adopted any rules under Section 57(a), Rule 17d-1 applies to persons subject to the prohibitions of Section 57(a).

Rule 17d-1(b) provides, in relevant part, that in passing upon applications under the rule, the Commission will consider whether the participation of a registered investment company in a joint enterprise, joint arrangement or profit-sharing plan on the basis proposed is consistent with the provisions, policies and purposes of the 1940 Act and the extent to which such participation is on a basis different from or less advantageous than that of other participants.

B. Need for Relief

Each Regulated Fund may be deemed to be an affiliated person of each other Regulated Fund within the meaning of Section 2(a)(3) if it is deemed to be under common control because an Adviser is or will be either the investment adviser or sub-adviser to each Regulated Fund. Section 17(d) and Section 57(b) apply to any investment adviser to a closed-end fund or a business development company, respectively, including a sub-adviser. Thus, an Adviser and any Affiliated Entities that it advises could be deemed to be persons related to Regulated Funds in a manner described by Sections 17(d) and 57(b). HarbourVest is majority-owned by HVP LLC and accordingly, with respect to HarbourVest and any other Advisers that are deemed to be affiliated persons of each other, Affiliated Entities advised by any of them could be deemed to be persons related to Regulated Funds (or a company controlled by a Regulated Fund) in a manner described by Sections 17(d) and 57(b). In addition, any entities or accounts controlled by or under common control with HarbourVest and/or any other Advisers that are deemed to be affiliated persons of each other that may, from time to time, hold various financial assets in a principal capacity, could be deemed to be persons related to Regulated Funds (or a company controlled by a Regulated Fund) in a manner described by Sections 17(d) and 57(b). Finally, with respect to any Wholly-Owned Investment Sub, Joint Venture, or BDC Downstream Fund of a Regulated Fund, such entity would be a company controlled by its parent Regulated Fund for purposes of Section 57(a)(4) of the 1940 Act and Rule 17d-l under the 1940 Act.

C. Conditions

Applicants agree that any Order granting the requested relief will be subject to the following Conditions.

1. Same Terms. With respect to any Co-Investment Transaction, each Regulated Fund, and Affiliated Entity participating in such transaction will acquire, or dispose of, as the case may be, the same class of securities, at the same time, for the same price and with the same conversion, financial reporting and registration rights, and with substantially the same other terms (provided that the settlement date for an Affiliated Entity may occur up to ten business days after the settlement date for the Regulated Fund, and vice versa). If a Participant, but not all of the Regulated Funds, has the right to nominate a director for election to a portfolio company’s board of directors, the right to appoint a board observer or any similar right to participate in the governance or management of a portfolio company, the Board of each Regulated Fund that does not hold this right must be given the opportunity to veto the selection of such person.11

[11]	Such a Board can also, consistent with applicable fund documents, facilitate this opportunity by delegating the authority to veto the selection of such person to a committee of the Board.

2. Existing Investments in the Issuer. Prior to a Regulated Fund acquiring in a Co-Investment Transaction a security of an issuer in which an Affiliated Entity has an existing interest in such issuer, the “required majority,” as defined in Section 57(o) of the 1940 Act,12 of the Regulated Fund (“Required Majority”) will take the steps set forth in Section 57(f) of the 1940 Act,13 unless: (i) the Regulated Fund already holds the same security as each such Affiliated Entity; and (ii) the Regulated Fund and each other Affiliated Entity holding the security is participating in the acquisition in approximate proportion to its then-current holdings.

3. Related Expenses. Any expenses associated with acquiring, holding or disposing of any securities acquired in a Co-Investment Transaction, to the extent not borne by the Adviser(s), will be shared among the Participants in proportion to the relative amounts of the securities being acquired, held or disposed of, as the case may be.14

4. No Remuneration. Any transaction fee15 (including break-up, structuring, monitoring or commitment fees but excluding broker’s fees contemplated by section 17(e) or 57(k) of the 1940 Act, as applicable), received by an Adviser and/or a Participant in connection with a Co-Investment Transaction will be distributed to the Participants on a pro rata basis based on the amounts they invested or committed, as the case may be, in such Co-Investment Transaction. If any transaction fee is to be held by an Adviser pending consummation of the transaction, the fee will be deposited into an account maintained by the Adviser at a bank or banks having the qualifications prescribed in section 26(a)(1) of the 1940 Act, and the account will earn a competitive rate of interest that will also be divided pro rata among the Participants based on the amount they invest in such Co-Investment Transaction. No Affiliated Entity, Regulated Fund, or any of their affiliated persons will accept any compensation, remuneration or financial benefit in connection with a Regulated Fund’s participation in a Co-Investment Transaction, except: (i) to the extent permitted by Section 17(e) or 57(k) of the 1940 Act; (ii) as a result of either being a Participant in the Co-Investment Transaction or holding an interest in the securities issued by one of the Participants; or (iii) in the case of an Adviser, investment advisory compensation paid in accordance with investment advisory agreement(s) with the Regulated Fund(s) or Affiliated Entity(ies).

5. Co-Investment Policies. Each Adviser (and each Affiliated Entity that is not advised by an Adviser) will adopt and implement policies and procedures reasonably designed to ensure that: (i) opportunities to participate in Co-Investment Transactions are allocated in a manner that is fair and equitable to every Regulated Fund; and (ii) the Adviser negotiating the Co-Investment Transaction considers the interest in the Transaction of any participating Regulated Fund (the “Co-Investment Policies”). Each Adviser (and each Affiliated Entity that is not advised by an Adviser) will provide its Co-Investment Policies to the Regulated Funds and will notify the Regulated Funds of any material changes thereto.16

[12]

Section 57(o) defines the term “required majority,” in relevant part, with respect to the approval of a proposed transaction, as both a majority of a BDC’s directors who have no financial interest in the transaction and a majority of such directors who are not interested persons of the BDC. In the case of a Regulated Fund that is not a BDC, the Board members that constitute the Required Majority will be determined as if such Regulated Fund were a BDC subject to Section 57(o) of the 1940 Act.

[13]

Section 57(f) provides for the approval by a Required Majority of certain transactions on the basis that, in relevant part: (i) the terms of the transaction, including the consideration to be paid or received, are reasonable and fair to the shareholders of the BDC and do not involve overreaching of the BDC or its shareholders on the part of any person concerned; (ii) the proposed transaction is consistent with the interests of the BDC’s shareholders and the BDC’s policy as recited in filings made by the BDC with the Commission and the BDC’s reports to shareholders; and (iii) the BDC’s directors record in their minutes and preserve in their records a description of the transaction, their findings, the information or materials upon which their findings were based, and the basis for their findings.

[14]	Expenses of an individual Participant that are incurred solely by the Participant due to its unique circumstances (such as legal and compliance expenses) will be borne by such Participant.
[15]	Applicants are not requesting and the Commission is not providing any relief for transaction fees received in connection with any Co-Investment Transaction.
[16]	The Affiliated Entities may adopt shared Co-Investment Policies.

6. Dispositions:

(a) Prior to any Disposition17 by an Affiliated Entity of a security acquired in a Co-Investment Transaction, the Adviser to each Regulated Fund that participated in the Co-Investment Transaction will be notified and each such Regulated Fund given the opportunity to participate pro rata based on the proportion of its holdings relative to the other Affiliated Entities participating in such Disposition.

(b) Prior to any Disposition by a Regulated Fund of a security acquired in a Co-Investment Transaction, the Required Majority will take the steps set forth in Section 57(f) of the 1940 Act, unless: (i) each Affiliated Entity holding the security participates in the Disposition in approximate proportion to its then-current holding of the security; or (ii) the Disposition is a sale of a Tradable Security.18

7. Board Oversight

(a) Each Regulated Fund’s directors will oversee the Regulated Fund’s participation in the co-investment program in the exercise of their reasonable business judgment.

(b) Prior to a Regulated Fund’s participation in Co-Investment Transactions, the Regulated Fund’s Board, including a Required Majority, will: (i) review the Co-Investment Policies, to ensure that they are reasonably designed to prevent the Regulated Fund from being disadvantaged by participation in the co-investment program; and (ii) approve policies and procedures of the Regulated Fund that are reasonably designed to ensure compliance with the terms of the Order.

(c) At least quarterly, each Regulated Fund’s Adviser and chief compliance officer (as defined in Rule 38a-1(a)(4)) will provide the Regulated Fund Boards with reports or other information requested by the Board related to a Regulated Fund’s participation in Co-Investment Transactions and a summary of matters, if any, deemed significant that may have arisen during the period related to the implementation of the Co-Investment Policies and the Regulated Fund’s policies and procedures approved pursuant to (b) above.

(d) Every year, each Regulated Fund’s Adviser and chief compliance officer will provide the Regulated Fund’s Board with reports or other information requested by the Board related to the Regulated Fund’s participation in the co-investment program and any material changes in the Affiliated Entities’ participation in the co-investment program, including changes to the Affiliated Entities’ Co-Investment Policies.

(e) The Adviser and the chief compliance officer will also notify the Regulated Fund’s Board of a compliance matter related to the Regulated Fund’s participation in the co-investment program and related Co-Investment Policies or the Regulated Fund’s policies and procedures approved pursuant to (b) above that a Regulated Fund’s chief compliance officer considers to be material.

8. Recordkeeping. All information presented to the Board pursuant to the order will be kept for the life of the Regulated Fund and at least two years thereafter, and will be subject to examination by the Commission and its Staff. Each Regulated Fund will maintain the records required by Section 57(f)(3) as if it were a business development company and each of the Co-Investment Transactions were approved by the Required Majority under Section 57(f).19

[17]	“Disposition” means the sale, exchange, transfer or other disposition of an interest in a security of an issuer.
[18]

“Tradable Security” means a security which trades: (i) on a national securities exchange (or designated offshore securities market as defined in Rule 902(b) under the Securities Act of 1933, as amended) and (ii) with sufficient volume and liquidity (findings which are to be made in good faith and documented by the Advisers to any Regulated Funds) to allow each Regulated Fund to dispose of its entire remaining position within 30 days at approximately the price at which the Regulated Fund has valued the investment.

[19]

If a Regulated Fund enters into a transaction that would be a Co-Investment Transaction pursuant to this Order in reliance on another exemptive order instead of this Order, the information presented to the Board and records maintained by the Regulated Fund will expressly indicate the order relied upon by the Regulated Fund to enter into such transaction.

9. In the event that the Commission adopts a rule under the 1940 Act allowing co-investments of the type described in this Application, any relief granted by the Order will expire on the effective date of that rule.

IV.	STATEMENT IN SUPPORT OF RELIEF REQUESTED

Applicants submit that allowing the Co-Investment Transactions described by this Application is justified on the basis of (i) the potential benefits to the Regulated Funds and their respective shareholders and (ii) the protections found in the terms and conditions set forth in this Application.

A. Potential Benefits to the Regulated Funds and their Shareholders

Section 57(a)(4) and Rule 17d-1 (as applicable) limit the ability of the Regulated Funds to participate in attractive co-investment opportunities under certain circumstances. If the relief is granted, the Regulated Funds should: (i) be able to participate in a larger number and greater variety of investments, thereby diversifying their portfolios and providing related risk-limiting benefits; (ii) be able to participate in larger financing opportunities, including those involving issuers with better credit quality, which otherwise might not be available to investors of a Regulated Fund’s size; (iii) have greater bargaining power (notably with regard to creditor protection terms and other similar investor rights), more control over the investment and less need to bring in other external investors or structure investments to satisfy the different needs of external investors; (iv) benefit from economies of scale by sharing fixed expenses associated with an investment with the other Participants; and (v) be able to obtain better deal flow from investment bankers and other sources of investments.

B. Shareholder Protections

Each Co-Investment Transaction would be subject to the terms and conditions of this Application. The Conditions are designed to address the concerns underlying Sections 17(d) and 57(a)(4) and Rule 17d-l by ensuring that participation by a Regulated Fund in any Co-Investment Transaction would not be on a basis different from or less advantageous than that of other Participants. Under Condition 5, each Adviser (and each Affiliated Entity that is not advised by an Adviser) will adopt and implement Co-Investment Policies that are reasonably designed to ensure that (i) opportunities to participate in Co-Investment Transactions are allocated in a manner that is fair and equitable to every Regulated Fund; and (ii) the Adviser negotiating the Co-Investment Transaction considers the interest in the Transaction of any participating Regulated Fund. The Co-Investment Policies will require an Adviser to make an independent determination of the appropriateness of a Co-Investment Transaction and the proposed allocation size based on each Participant’s specific investment profile and other relevant characteristics.

V.	PRECEDENTS

The Commission has previously issued orders permitting certain investment companies subject to regulation under the 1940 Act and their affiliated persons to be able to participate in Co-Investment Transactions (the “Existing Orders”).20 Similar to the Existing Orders, the Conditions described herein are designed to mitigate the possibility for overreaching and to promote fair and equitable treatment of the Regulated Funds. Accordingly, the Applicants submit that the scope of investor protections contemplated by the Conditions are consistent with those found in the Existing Orders.

[20]

See, e.g., Polen Credit Opportunities Fund, et al. (File No. 812-15457) Release No. IC-35183 (May 2, 2024) (notice), Release No. IC-35206 (May 28, 2024) (Order); Sound Point Meridian Capital, Inc., et al. (File No. 812-15476-01) Release No. IC-35173 (April 19, 2024) (notice), Release No. IC-35192 (May 15, 2024) (order); Brookfield Infrastructure Income Fund Inc., et al. (File No. 812-15415), Release No. IC-35001 (September 20, 2022) (notice), Release No. IC-35032 (October 17, 2023) (order); T. Rowe Price OHA Select Private Credit Fund, et al. (File No. 812-15461), Release No. IC-34963 (July 24, 2023) (notice), Release No. IC-34987 (August 21, 2023) (order); KKR Real Estate Select Trust Inc., et al. (File No. 812-15181), Release No. IC-34962 (July 18, 2023) (notice), Release No. IC-34985 (August 15, 2023) (order); MBC Total Private Markets Access Fund, et al. (File No. 812-15422), Release No. IC-34953 (June 28, 2023) (notice), Release No. IC-34965 (July 25, 2023) (order); Vista Credit Strategic Lending Corp. et al. (File No. 812-15323), Release No. IC-34946 (June 20, 2023) (notice), Release No. IC-34961 (July 18, 2023) (order).

VI.	PROCEDURAL MATTERS

A. Communications

Please address all communications concerning this Application, the Notice and the Order to:

Monique Austin

Daniel Chisholm

HarbourVest Private Investments Fund

One Lincoln Street

Suite 1700

Boston, MA 02111

617-348-3707

maustin@harbourvest.com

dchisholm@harbourvest.com

legal@harbourvest.com

Please address any questions, and a copy of any communications, concerning this Application, the Notice, and the Order to:

Rajib Chanda Simpson Thacher & Bartlett LLP 900 G Street, N.W. Washington, DC 20001 (202) 636-5543	Ryan Brizek Simpson Thacher & Bartlett LLP 900 G Street, N.W. Washington, DC 20001 (202) 636-5806	Matthew C. Micklavzina Simpson Thacher & Bartlett LLP 900 G Street, N.W. Washington, DC 20001 (202) 636-5916

B. Authorizations

The filing of this Application for the Order sought hereby and the taking of all acts reasonably necessary to obtain the relief requested herein was authorized by the Board of each Existing Regulated Fund pursuant to resolutions duly adopted by the Board. Copies of the resolutions are provided below.

Pursuant to Rule 0-2(c), Applicants hereby state that each Existing Regulated Fund and Existing Affiliated Fund have authorized to cause to be prepared and to execute and file with the Commission this Application and any amendment thereto for an order pursuant to Section 57(i) and Rule 17d-1 permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) and Rule 17d-1. The person executing the Application on behalf of the Applicants being duly sworn deposes and says that he has duly executed the Application for and on behalf of the applicable entity listed; that he is authorized to execute the Application pursuant to the terms of an operating agreement, management agreement or otherwise; and that all actions by members, directors or other bodies necessary to authorize each such deponent to execute and file the Application have been taken.

The Applicants have caused this Application to be duly signed on their behalf on the 15th day of May, 2025.

HARBOURVEST PRIVATE INVESTMENTS FUND

By:	/s/ Monique Austin
Name: Monique Austin Title: Chief Executive Officer & President

HARBOURVEST REGISTERED ADVISERS L.P.

By:	HarbourVest Partners, LLC Its General Partner

By:	/s/ Monique Austin
Name: Monique Austin Title: Managing Director

HARBOURVEST PARTNERS, LLC

By:	/s/ Monique Austin
Name: Monique Austin Title: Managing Director

HARBOURVEST PARTNERS L.P.

By:	HarbourVest Partners, LLC Its General Partner

By:	/s/ Monique Austin
Name: Monique Austin Title: Managing Director

HARBOURVEST PARTNERS (IRELAND) LIMITED

By:	/s/ Craig MacDonald
Name: Craig MacDonald Title: Director

HARBOURVEST PARTNERS (CANADA) LIMITED

By:	/s/ Gregory V. Stento
Name: Gregory V. Stento Title: Director

HARBOURVEST ADVISERS L.P.

By:	HarbourVest Partners, LLC
Its General Partner

By:	/s/ Monique Austin
Name: Monique Austin Title: Managing Director

HARBOURVEST PARTNERS IX-BUYOUT FUND L.P.

By:	HarbourVest IX-Buyout Associates L.P. Its General Partner

By:	HarbourVest IX-Buyout Associates LLC Its General Partner

By:	HarbourVest Partners, LLC Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin Title: Managing Director

HARBOURVEST PARTNERS IX-VENTURE FUND L.P.

By:	HarbourVest IX-Venture Associates L.P. Its General Partner

By:	HarbourVest IX-Venture Associates LLC Its General Partner

By:	HarbourVest Partners, LLC Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin Title: Managing Director

HARBOURVEST PARTNERS IX-CREDIT OPPORTUNITIES FUND L.P.

By:	HarbourVest IX-Credit Opportunities Associates L.P. Its General Partner

By:	HarbourVest IX-Credit Opportunities Associates LLC Its General Partner

By:	HarbourVest Partners, LLC Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin Title: Managing Director

DOVER STREET VIII HOLDINGS L.P.

By:	Dover VIII Associates LLC Its General Partner

By:	HarbourVest Partners, LLC Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin Title: Managing Director

HARBOURVEST PARTNERS CLEANTECH FUND II L.P.

By:	HarbourVest Cleantech II Associates L.P. Its General Partner

By:	HarbourVest Cleantech II Associates LLC Its General Partner

By:	HarbourVest Partners, LLC Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin Title: Managing Director

HARBOURVEST PARTNERS 2013 DIRECT FUND L.P.

By:	HarbourVest 2013 Direct Associates L.P. Its General Partner

By:	HarbourVest 2013 Direct Associates LLC Its General Partner

By:	HarbourVest Partners, LLC Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin Title: Managing Director

HIPEP SELECT ASIA FUND L.P.

By:	HIPEP VI Select Associates L.P. Its General Partner

By:	HIPEP VI Select Associates LLC Its General Partner

By:	HarbourVest Partners, LLC Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin Title: Managing Director

HARBOURVEST/NYSTRS CO-INVEST FUND L.P.

By:	HIPEP VI Select Associates L.P. Its General Partner

By:	HIPEP VI Select Associates LLC Its General Partner

By:	HarbourVest Partners, LLC Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin Title: Managing Director

VRS HV 2013 SEPARATE ACCOUNT LLC

By:	HarbourVest 2013 Direct Associates L.P.
Its Managing Member

By:	HarbourVest 2013 Direct Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin Title: Managing Director

SUNVEST LLC

By:	HarbourVest 2013 Direct Associates L.P.
Its Manager

By:	HarbourVest 2013 Direct Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

MERANTI FUND L.P.

By:	Meranti Associates L.P.
Its General Partner

By:	Meranti Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

MERANTI HOLDINGS LLC

By:	Meranti Fund L.P.
Its Managing Member

By:	Meranti Associates L.P.
Its General Partner

By:	Meranti Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

MERANTI II HOLDINGS LLC

By:	Meranti Fund II L.P.
Its Managing Member

By:	Meranti Associates II L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST GLOBAL ANNUAL PRIVATE EQUITY FUND L.P.

By:	HarbourVest Global Associates L.P.
Its General Partner

By:	HarbourVest Global Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST/NYSTRS CO-INVEST FUND II L.P.

By:	HarbourVest/NYSTRS Associates II L.P.
Its General Partner

By:	HarbourVest/NYSTRS Associates II LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HIPEP VII PARTNERSHIP FUND L.P.

By:	HIPEP VII Associates L.P.
Its General Partner

By:	HIPEP VII Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HIPEP VII ASIA PACIFIC FUND L.P.

By:	HIPEP VII Associates L.P.
Its General Partner

By:	HIPEP VII Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HIPEP VII EMERGING MARKETS FUND L.P.

By:	HIPEP VII Associates L.P.
Its General Partner

By:	HIPEP VII Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HIPEP VII EUROPE FUND L.P.

By:	HIPEP VII Associates L.P.
Its General Partner

By:	HIPEP VII Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HIPEP VII (AIF) PARTNERSHIP FUND L.P.

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HIPEP VII (AIF) ASIA PACIFIC FUND L.P.

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HIPEP VII SECONDARY L.P.

By:	HIPEP VII Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST 2015 GLOBAL FUND L.P.

By:	HarbourVest 2015 Global Associates L.P.
Its General Partner

By:	HarbourVest 2015 Global Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST PARTNERS X BUYOUT FUND L.P.

By:	HarbourVest X Associates L.P.
Its General Partner

By:	HarbourVest X Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST PARTNERS X VENTURE FUND L.P.

By:	HarbourVest X Associates L.P.
Its General Partner

By:	HarbourVest X Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST PARTNERS X AIF BUYOUT L.P.

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HARBOURVEST PARTNERS X AIF VENTURE L.P.

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

DOVER STREET 2014 OVERFLOW FUND L.P.

By:	Dover VIII Associates L.P.
Its General Partner

By:	Dover VIII Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

DOVER STREET 2014 HOLDINGS LLC

By:	Dover Street 2014 Overflow Fund L.P.
Its Managing Member

By:	Dover VIII Associates L.P.
Its General Partner

By:	Dover VIII Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

DOVER VII HOLDINGS LLC

By:	Dover Street VII L.P.
Its Managing Member

By:	Dover VII Associates L.P.
Its General Partner

By:	Dover VII Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HIPEP VII SECONDARY HOLDINGS LLC

By:	HIPEP VII Secondary L.P.
Its Managing Member

By:	HIPEP VII Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HIPEP VII PARTNERSHIP HOLDINGS LLC

By:	HIPEP VII Partnership Fund L.P.
Its Managing Member

By:	HIPEP VII Associates L.P.
Its General Partner

By:	HIPEP VII Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HIPEP VII EUROPE HOLDINGS LLC

By:	HIPEP VII Europe Fund L.P.
Its Managing Member

By:	HIPEP VII Associates L.P.
Its General Partner

By:	HIPEP VII Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HIPEP VII EM HOLDINGS LLC

By:	HIPEP VII Emerging Markets Fund L.P.
Its Managing Member

By:	HIPEP VII Associates L.P.
Its General Partner

By:	HIPEP VII Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST REAL ASSETS – ENERGY FUND L.P.

By:	HarbourVest Real Assets Associates L.P.
Its General Partner

By:	HarbourVest Real Assets Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST REAL ASSETS – ENERGY FUND II L.P.

By:	HarbourVest Real Assets Associates II L.P.
Its General Partner

By:	HarbourVest Real Assets Associates II LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST PARTNERS MEZZANINE INCOME FUND L.P.

By:	HarbourVest Mezzanine Income Associates L.P.
Its General Partner

By:	HarbourVest Mezzanine Income Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST CANADA GROWTH FUND L.P.

By:	HarbourVest Canada Associates L.P.
Its General Partner

By:	HarbourVest GP Canada Limited
Its General Partner

By:	/s/ Gregory V. Stento
Name: Gregory V. Stento
Title: Director

HVST-TOPE LLC

By:	HarbourVest Partners L.P.
Its Non-Member Manager

By:	HarbourVest Partners, LLC
Its General Partner

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

SMRS-NCRP LLC

By:	HVST-TOPE LLC
Its Managing Member

By:	HarbourVest Partners L.P.
Its Manager

By:	HarbourVest Partners, LLC
Its General Partner

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

SMRS-TOPE LLC

By:	HVST-TOPE LLC
Its Managing Member

By:	HarbourVest Partners L.P.
Its Manager

By:	HarbourVest Partners, LLC
Its General Partner

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

SMRS-CAPP LLC

By:	HVST-TOPE LLC
Its Managing Member

By:	HarbourVest Partners L.P.
Its Manager

By:	HarbourVest Partners, LLC
Its General Partner

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

SMRS-HVDL LLC

By:	HVST-TOPE LLC
Its Managing Member

By:	HarbourVest Partners L.P.
Its Manager

By:	HarbourVest Partners, LLC
Its General Partner

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST PARTNERS X SECONDARY L.P.

By:	HarbourVest X Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin Title: Managing Director

HV SPECIAL SITUATIONS FUND L.P.

By:	HarbourVest Sponsor L.P.
Its General Partner

By:	HV-ECI II LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Manager

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HIPEP SELECT ASIA FUND II L.P.

By:	HIPEP Select Associates II L.P.
Its General Partner

By:	HIPEP Select Associates II LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST HARVEST FUND L.P.

By:	HarbourVest Harvest Associates L.P.
Its General Partner

By:	HarbourVest Harvest Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HCF4 HOLDINGS LLC

By:	HarbourVest Co-Investment IV Associates L.P.
Its Non-Member Manager

By:	HarbourVest Co-Investment IV Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HV HARVEST HOLDINGS LLC

By:	HarbourVest Harvest Fund L.P.
Its Managing Member

By:	HarbourVest Harvest Associates L.P.
Its General Partner

By:	HarbourVest Harvest Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST REAL ASSETS FUND III L.P.

By:	HarbourVest Real Assets III Associates L.P.
Its General Partner

By:	HarbourVest Real Assets III Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

DOVER STREET IX L.P.

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

DOVER STREET IX AIF L.P.

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HARBOURVEST DOVER STREET IX INVESTMENT L.P.

By:	HarbourVest Partners L.P.
Its Duly Appointed Investment Manager

By:	HarbourVest Partners, LLC
Its General Partner

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

NPS CO-INVESTMENT (A) FUND L.P.

By:	NPS Co-Investment Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

NPS CO-INVESTMENT (A) HOLDINGS LLC

By:	NPS Co-Investment (A) Fund L.P.
Its Managing Member

By:	NPS Co-Investment Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

NPS CO-INVESTMENT (B) FUND L.P.

By:	NPS Co-Investment Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST GUARDIAN CO-INVESTMENT FUND L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST EMMPT PE FUND L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST EMMPT PE HOLDINGS LLC

By:	HarbourVest EMMPT PE Fund L.P.
Its Managing Member

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST SUMMIT HILL FUND L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

NPS CO-INVESTMENT (A) HOLDINGS L.P.

By:	NPS Co-Investment Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST 2016 GLOBAL FUND L.P.

By:	HarbourVest 2016 Global Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST 2016 GLOBAL AIF L.P.

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HARBOURVEST PARTNERS CO-INVESTMENT FUND IV L.P.

By:	HarbourVest Co-Investment IV Associates L.P.
Its General Partner

By:	HarbourVest Co-Investment IV Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST PARTNERS CO-INVESTMENT IV AIF L.P.

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

KWASA NEXUS FUND L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST REAL ASSETS OLIVE FUND L.P.

By:	HarbourVest RA Olive Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST NEW STREET FUND L.P.

By:	HV New Street Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

RA4 HOLDINGS LLC

By:	HarbourVest GP LLC
Its Non-Member Manager

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

MIGDAL-HARBOURVEST 2016 FUND L.P.

By:	Migdal-HV Associates 2016 L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST REYNOLDS FUND I L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

SUNVEST II LLC

By:	HarbourVest Co-Investment IV Associates L.P.
Its Manager

By:	HarbourVest Co-Investment IV Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

ENERVEST LLC

By:	HarbourVest Partners L.P.
Its Non-Member Manager

By:	HarbourVest Partners, LLC
Its General Partner

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HIPEP VIII PARTNERSHIP FUND L.P.

By:	HIPEP VIII Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HIPEP VIII PARTNERSHIP AIF L.P.

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HIPEP IX INVESTMENT HOLDING L.P.

By:	HIPEP IX Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HIPEP IX SECONDARY L.P.

By:	HIPEP IX Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST ASIA PACIFIC FUND VIII L.P.

By:	HIPEP VIII Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST ASIA PACIFIC VIII AIF L.P.

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HARBOURVEST 2017 GLOBAL FUND L.P.

By:	HarbourVest 2017 Global Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST 2017 GLOBAL AIF L.P.

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

VRS HV 2016 SEPARATE ACCOUNT LLC

By:	HarbourVest Co-Investment IV Associates L.P.
Its Managing Member

By:	HarbourVest Co-Investment IV Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

SECONDARY OVERFLOW FUND III L.P.

By:	Dover IX Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST D2022 FUND L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST LUNGO III FUND SCS

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HARBOURVEST SECONDARY 2017 PRIVATE EQUITY PARTNERS L.P.

By:	HarbourVest 2017 Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST CO-INVEST 2017 PRIVATE EQUITY PARTNERS L.P.

By:	HarbourVest 2017 Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST FINANCE STREET L.P.

By:	HarbourVest Finance Street Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

MERANTI FUND II L.P.

By:	Meranti Associates II L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

MERANTI FUND III L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST SKEW BASE AIF L.P.

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HARBOURVEST MERCURIUS L.P.

By:	HarbourVest Mercurius Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST VULCANUS L.P.

By:	HarbourVest Vulcanus Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST PARTNERS XI MICRO BUYOUT FUND L.P.

By:	HarbourVest XI Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST PARTNERS XI BUYOUT FUND L.P.

By:	HarbourVest XI Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST PARTNERS XI VENTURE FUND L.P.

By:	HarbourVest XI Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST PARTNERS XI MICRO BUYOUT AIF L.P.

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HARBOURVEST PARTNERS XI BUYOUT AIF L.P.

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HARBOURVEST PARTNERS XI VENTURE AIF L.P.

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

DENSO HV PEP L.P.

By:	DENSO HV Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

DENSO HV PEP II L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

DENSO HV PEP II HOLDINGS LLC

By:	DENSO HV PEP II L.P.
Its Managing Member

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HV INTERNATIONAL VIII SECONDARY L.P.

By:	HIPEP VIII Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HV MERANTI III A1 HOLDINGS LLC

By:	Meranti Fund III L.P.
Its Managing Member

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HV VIII HOLDINGS LLC

By:	HV International VIII Secondary L.P.
Its Managing Member

By:	HIPEP VIII Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

KPI-HARBOURVEST MULTI-STRATEGY FUND I L.P.

By:	KPI-HV Fund I Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST CO-INVESTMENT OPPORTUNITIES FUND L.P.

By:	HarbourVest Co-Investment IV Associates L.P.
Its General Partner

By:	HarbourVest Co-Investment IV Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST AP7 HOLDINGS 2 LLC

By:	HarbourVest AP7 PE Investment L.P.
Its Managing Member

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST PARTNERS CO- INVESTMENT FUND V L.P.

By:	HarbourVest Co-Investment V Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST PARTNERS CO- INVESTMENT V AIF L.P.

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HARBOURVEST FINANCE STREET AIV L.P.

By:	HarbourVest Finance Street Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HV XI SECONDARY L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST 2018 GLOBAL FUND L.P.

By:	HarbourVest 2018 Global Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST 2018 GLOBAL AIF L.P.

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HARBOURVEST BRAEMAR FUND L.P.

By:	HarbourVest Braemar Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

THE MAPLE FUND L.P.

By:	HarbourVest Maple Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST PARTNERS CO-INVESTMENT FUND IV AIV L.P.

By:	HarbourVest Co-Investment IV Associates L.P.
Its General Partner

By:	HarbourVest Co-Investment IV Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST BLUE SECONDARY 2018 L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST SECONDARY 2018 PRIVATE EQUITY PARTNERS L.P.

By:	HarbourVest 2018 Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST CO-INVEST 2018 PRIVATE EQUITY PARTNERS L.P.

By:	HarbourVest 2018 Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

KPI-HARBOURVEST MULTI-STRATEGY INVESTMENT HOLDINGS LLC

By:	KPI-HarbourVest Multi-Strategy Fund I L.P.
Its Managing Member

By:	KPI-HV Fund I Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST BRAEMAR HOLDINGS LLC

By:	HarbourVest Braemar Fund L.P.
Its Managing Member

By:	HarbourVest Braemar Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

MIGDAL-HARBOURVEST 2016 HOLDINGS LLC

By:	Migdal-HarbourVest 2016 Fund L.P.
Its Managing Member

By:	Migdal-HV Associates 2016 L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HIPEP SELECT ASIA FUND III L.P.

By:	HIPEP Select Associates III L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST CREDIT OPPORTUNITIES FUND II L.P.

By:	HarbourVest Credit Opportunities II Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST ADELAIDE L.P.

By:	HarbourVest Adelaide Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

KPS-HARBOURVEST MULTI-STRATEGY FUND I L.P.

By:	KPS-HV Fund I Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HV 2018 GLOBAL INVESTMENT L.P.

By:	HarbourVest 2018 Global Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST PARTNERS CO-INVESTMENT FUND V AIV L.P.

By:	HarbourVest Co-Investment V Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

ANGGERIK HV L.P.

By:	Anggerik HV Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST AP7 PE INVESTMENT L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST CANADA GROWTH FUND II L.P.

By:	HarbourVest GP Canada Limited
Its General Partner

By:	/s/ Gregory V. Stento
Name: Gregory V. Stento
Title: Director

HARBOURVEST 2019 GLOBAL FUND L.P.

By:	HarbourVest 2019 Global Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST 2019 GLOBAL AIF SCSP

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HARBOURVEST 2019 GLOBAL INVESTMENT L.P.

By:	HarbourVest 2019 Global Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

DOVER STREET X L.P.

By:	Dover X Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

DOVER STREET X AIF SCSP

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HARBOURVEST DOVER STREET X INVESTMENT L.P.

By:	Dover X Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HV NEW STREET FRANKLIN SERIES HOLDINGS LLC

By:	HarbourVest New Street Fund L.P.
Its Managing Member

By:	HV New Street Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

NYSCRF TRANSITION ANNEX FUND L.P.

By:	NYSCRF 2019 Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST REAL ASSETS FUND IV L.P.

By:	HarbourVest Real Assets IV Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST REAL ASSETS IV AIF SCSp

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HARBOURVEST SECONDARY 2019 PRIVATE EQUITY PARTNERS L.P.

By:	HarbourVest 2019 Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST PA CO-INVESTMENT FUND L.P.

By:	HarbourVest PA Co-Investment Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HVSHP L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HVSHP HOLDINGS LLC

By:	HVSHP L.P.
Its Managing Member

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

CHV INVESTMENTS FUND L.P.

By:	HarbourVest CHV Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST RA4 HOLDINGS L.P.

By:	HarbourVest Real Assets IV Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

SECONDARY OVERFLOW FUND IV L.P.

By:	Dover X Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

NPS FUND II HOLDINGS L.P.

By:	NPS Co-Investment II Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

NPS CO-INVESTMENT FUND II L.P.

By:	NPS Co-Investment II Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST/NYSTRS CO-INVEST FUND III L.P.

By:	HarbourVest NYSTRS Associates III L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST AMITIM FUND L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HV AMITIM UNIFORM HOLDINGS LLC

By:	HarbourVest Amitim Fund L.P.
Its Manager

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

NYSCRF PIONEER PARTNERSHIP FUND A-II, L.P.

By:	HV CAF NPPF A-II GP LLC
Its General Partner

By:	HV Capital Access GP C L.P.
Its Sole Member

By:	HV Omaha LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Manager

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

NYSCRF PIONEER PARTNERSHIP FUND III L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST TBW L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST 2020 GLOBAL FUND L.P.

By:	HarbourVest 2020 Global Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST 2020 GLOBAL AIF SCSP

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HARBOURVEST 2020 GLOBAL INVESTMENT L.P.

By:	HarbourVest 2020 Global Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST 2021 GLOBAL INVESTMENT L.P.

By:	HarbourVest 2021 Global Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HIPEP IX FUND L.P.

By:	HIPEP IX Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HIPEP IX AIF SCSP

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HARBOURVEST HARVEST FUND II L.P.

By:	HarbourVest Harvest Associates II L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

PENINSULA HARBOURVEST FUND L.P.

By:	Peninsula Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST PC SECONDARIES 2020 FUND L.P.

By:	HarbourVest PC Secondaries 2020 Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

VANGUARD HARBOURVEST 2020 PRIVATE EQUITY FUND L.P.

By:	Vanguard HarbourVest 2020 Private Equity Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin Title: Managing Director

HARBOURVEST AIR CANADA FUND L.P.

By:	HarbourVest Co-Investment V Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST DIRECT LENDING FUND (L) L.P.

By:	HarbourVest Direct Lending Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST DIRECT LENDING AIF (L) SCSP

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HARBOURVEST DL INVESTMENT HOLDING I (L) LLC

By:	HarbourVest Direct Lending Associates L.P.
Its Managing Member

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HV RA II LLC

By:	HarbourVest Real Assets - Energy Fund II L.P.
Its Member

By:	HarbourVest Real Assets Associates II L.P.
Its General Partner

By:	HarbourVest Real Assets Associates II LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST ORBIT AIF SCSP

By:	HarbourVest Orbit GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HARBOURVEST LUNGO IV FUND SCSP

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HARBOURVEST PARTNERS CO-INVESTMENT FUND VI L.P.

By:	HarbourVest Co-Investment VI Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST PARTNERS CO-INVESTMENT VI AGGREGATOR L.P.

By:	HarbourVest Co-Investment VI Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST PARTNERS CO-INVESTMENT VI AIF SCSP

By:	HarbourVest GP SARL Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HCF6 HOLDINGS LLC

By:	HarbourVest GP LLC
Its Non-Member Manager

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HCF5 HOLDINGS LLC

By:	HarbourVest GP LLC
Its Non-Member Manager

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST CO-INVESTMENT VII BUYOUT AGGREGATOR L.P.

By:	HarbourVest Co-Investment VII Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST CO-INVESTMENT FUND VII GROWTH L.P.

By:	HarbourVest Co-Investment VII Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST CO-INVESTMENT FUND VII BUYOUT L.P.

By:	HarbourVest Co-Investment VII Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

LONGHORN HV CO-INVESTMENT 1 L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

LONGHORN HV CO-INVESTMENT OPPS A L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

LONGHORN HV CO-INVESTMENT OPPS B L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

LONGHORN HV REVEILLE 1 L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin Title: Managing Director

LONGHORN HV CO-INVESTMENT 2 L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST TMRS POLARIS SMA L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST WESPATH IMPACT INVESTMENT FUND L.P.

By:	HarbourVest Wespath Impact Investment Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST CO-INVEST 2024 PRIVATE EQUITY PARTNERS L.P.

By:	HarbourVest 2024 Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

STC HARBOURVEST PRIVATE DEBT FUND L.P.

By:	STC HarbourVest Private Debt Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST L GLOBAL PE SMA L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST L GLOBAL PE HOLDINGS LLC

By:	HarbourVest L Global PE SMA L.P.
Its Managing Member

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

VANGUARD HARBOURVEST 2021 PRIVATE EQUITY FUND L.P.

By:	Vanguard HarbourVest 2021 Private Equity Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

VANGUARD HARBOURVEST 2021 PRIVATE EQUITY HOLDINGS LLC

By:	Vanguard HarbourVest 2021 Private Equity Fund L.P.
Its Managing Member

By:	Vanguard HarbourVest 2021 Private Equity Associates L.P.
Its General Partner

By:	HarbourVest GP LLC Its General Partner

By:	HarbourVest Partners, LLC Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin Title: Managing Director

HARBOURVEST 2021 GLOBAL FUND L.P.

By:	HarbourVest 2021 Global Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin Title: Managing Director

HARBOURVEST 2021 GLOBAL AIF SCSP

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HARBOURVEST PARTNERS XII BUYOUT FUND L.P.

By:	HarbourVest XII Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin Title: Managing Director

HARBOURVEST PARTNERS XII MICRO BUYOUT FUND L.P.

By:	HarbourVest XII Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST PARTNERS XII VENTURE FUND L.P.

By:	HarbourVest XII Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST PARTNERS XII BUYOUT AIF SCSP

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HARBOURVEST PARTNERS XII MICRO BUYOUT AIF SCSP

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HARBOURVEST PARTNERS XII VENTURE AIF SCSP

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HARBOURVEST PARTNERS XIII BUYOUT FUND L.P.

By:	HarbourVest XIII Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST PARTNERS XIII BUYOUT AIF SCSP

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HV XIII SECONDARY L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST PARTNERS XIII SMALL CAP FUND L.P.

By:	HarbourVest XIII Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST PARTNERS XIII SMALL CAP AIF SCSP

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HARBOURVEST PARTNERS XIII VENTURE FUND L.P.

By:	HarbourVest XIII Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST PARTNERS XIII VENTURE AIF SCSP

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

GF2018 HOLDINGS LLC

By:	HarbourVest GP LLC
Its Non-Member Manager

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

GF2019 HOLDINGS LLC

By:	HarbourVest GP LLC
Its Non-Member Manager

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HV 2019 GLOBAL HOLDINGS LLC

By:	HarbourVest 2019 Global Investment L.P.
Its Managing Member

By:	HarbourVest 2019 Global Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

GREAT LAKES FUND L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HV GREAT LAKES SERIES I 2020 HOLDINGS LLC

By:	Great Lakes Fund L.P.
Its Managing Member

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST NESPF L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST RED DRAGON L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST RED DRAGON HOLDINGS LLC

By:	HarbourVest Red Dragon L.P.
Its Managing Member

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HV SI – APOLLO SENGAI FUND L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

NOUR FUND I L.P.

By:	Nour Associates I L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST FINANCE STREET II L.P.

By:	HarbourVest Finance Street II Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST FINANCE STREET II AIV L.P.

By:	HarbourVest Finance Street II Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST FINANCE STREET III L.P.

By:	HarbourVest Finance Street III Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST FINANCE STREET III AIV L.P.

By:	HarbourVest Finance Street III Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

THE FIRST CAPITAL ACCESS FUND, L.P.

By:	HV CAF GP LLC
Its General Partner

By:	HV Capital Access GP C L.P.
Its Sole Member

By:	HV Omaha LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Non-Member Manager

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST MVPE 5 SCSP

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HARBOURVEST MVPE 5 HOLDINGS LLC

By:	HarbourVest MVPE 5 SCSp
Its Managing Member

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

MVPE 6 SCSP

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

MVPE 6 HOLDINGS LLC

By:	MVPE 6 SCSp
Its Managing Member

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

MVPF 2 SCSP

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HARBOURVEST MVPF SCSP

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HARBOURVEST MVPF HOLDINGS LLC

By:	HarbourVest MVPF SCSp
Its Managing Member

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HV Z GLOBAL PRIVATE EQUITY FUND, L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HV Z GLOBAL PRIVATE EQUITY HOLDINGS LLC

By:	HV Z Global Private Equity Fund, L.P.
Its Managing Member

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST ASIA PACIFIC FUND 5 L.P.

By:	HarbourVest Asia Pacific 5 Associates L.P
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST ASIA PACIFIC 5 AIF SCSP

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HARBOURVEST ASIA PACIFIC 5 SECONDARY L.P.

By:	HarbourVest Asia Pacific 5 Associates L.P
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST ASIA PACIFIC 5 INVESTMENT HOLDING L.P.

By:	HarbourVest Asia Pacific 5 Associates L.P
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST PERSLA PE FUND L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST CENTRE STREET CO-INVESTMENT FUND L.P.

By:	HarbourVest Centre Street Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST CO-INVEST 2019 PRIVATE EQUITY PARTNERS L.P.

By:	HarbourVest 2019 Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST CO-INVEST 2020 PRIVATE EQUITY PARTNERS L.P.

By:	HarbourVest 2020 Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST CO-INVEST 2021 PRIVATE EQUITY PARTNERS L.P.

By:	HarbourVest 2021 Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST CO-INVEST 2022 PRIVATE EQUITY PARTNERS L.P.

By:	HarbourVest 2022 Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST CO-INVEST 2023 PRIVATE EQUITY PARTNERS L.P.

By:	HarbourVest 2023 Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST FRENCHMEN STREET FUND L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST POBA CO-INVESTMENT FUND L.P.

By:	HarbourVest POBA Co-Investment Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST KTCU CO-INVESTMENT FUND L.P.

By:	HarbourVest KTCU Co-Investment Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST 2022 GLOBAL FUND L.P.

By:	HarbourVest 2022 Global Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST 2022 GLOBAL AIF SCSP

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HARBOURVEST 2022 GLOBAL INVESTMENT L.P.

By:	HarbourVest 2022 Global Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HORIZON IMPACT FUND L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HV 2022 GLOBAL HOLDINGS LLC

By:	HarbourVest 2022 Global Investment L.P.
Its Managing Member

By:	HarbourVest 2022 Global Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HV 2023 GLOBAL HOLDINGS LLC

By:	HarbourVest 2023 Global Investment L.P.
Its Managing Member

By:	HarbourVest 2023 Global Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

DOVER STREET XI L.P.

By:	Dover XI Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

DOVER STREET XI AIF SCSP

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HARBOURVEST DOVER STREET XI INVESTMENT L.P.

By:	Dover XI Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

VANGUARD HARBOURVEST 2022 PRIVATE EQUITY FUND L.P.

By:	Vanguard HarbourVest 2022 Private Equity Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

VANGUARD HARBOURVEST 2022 PRIVATE EQUITY HOLDINGS LLC

By:	Vanguard HarbourVest 2022 Private Equity Fund L.P.
Its Managing Member

By:	Vanguard HarbourVest 2022 Private Equity Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

SECONDARY OVERFLOW FUND V L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST PC SECONDARIES 2022 FUND L.P.

By:	HarbourVest PC Secondaries 2022 Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST PC SECONDARIES 2024 FUND L.P.

By:	HarbourVest PC Secondaries 2024 Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST BLUE RIDGE FUND L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST BROADWAY CO-INVESTMENT L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST CT CO-INVESTMENT FUND L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST CT PRIVATE DEBT FUND L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST FRS R3 LLC

By:	HarbourVest GP LLC
Its Manager

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST TJU DECLARATION FUND L.P.

By:	HarbourVest TJU Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST TJU DECLARATION HOLDINGS LLC

By:	HarbourVest TJU Declaration Fund L.P.
Its Managing Member

By:	HarbourVest TJU Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

PACIFIC COAST SENIOR CREDIT L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HV XII SECONDARY L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST SLO FUND L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST SLO HOLDINGS LLC

By:	HarbourVest SLO Fund L.P.
Its Managing Member

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST PATHWAY HOLDINGS LLC

By:	HarbourVest GP LLC
Its Non-Member Manager

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HIPEP IX DE HOLDINGS LLC

By:	HIPEP IX Investment Holding L.P.
Its Managing Member

By:	HIPEP IX Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST FFV FUND L.P.

By:	HarbourVest Flying Fund Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST FFV HOLDINGS LLC

By:	HarbourVest FFV Fund L.P.
Its Managing Member

By:	HarbourVest Flying Fund Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HV SI - APOLLO SENGAI HOLDINGS LLC

By:	HV SI – Apollo Sengai Fund L.P.
Its Managing Member

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST HOMESTEAD FUND L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST ZEBRA 1 L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST ZEBRA 2 L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST ZEBRA 3 L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

CALSTRS LOWER MIDDLE MARKET FUND IV, LLC

By:	HV Capital Access GP III LLC
Its Managing Member

By:	HV Capital Access GP B L.P.
Its Sole Member

By:	HV Omaha LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Non-Member Manager

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

CALSTRS LOWER MIDDLE MARKET FUND V, L.P.

By:	HV CAF CalSTRS GP, LLC
Its Managing Member

By:	HV Capital Access GP C L.P.
Its Sole Member

By:	HV Omaha LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Non-Member Manager

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

CALSTRS LOWER MIDDLE MARKET FUND VI L.P.

By:	CalSTRS Lower Middle Market Associates L.P.
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST CO-INVESTMENT FUND VII COMBINED L.P.

By:	HarbourVest Co-Investment VII Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST CREDIT OPPORTUNITIES II AIF SCSP

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

CALSTRS LOWER MIDDLE MARKET FUND VII L.P.

By:	CalSTRS Lower Middle Market VII Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

CSC PRIVATE INVESTMENTS L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST NEST CO-INVESTMENT L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HV NEST UNIFORM HOLDINGS LLC

By:	HarbourVest Nest Co-Investment L.P.
Its Manager

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST BVK CO-INVESTMENT FUND 2022 SCSP

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HARBOURVEST DAI-ICHI LIFE PE FUND L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST CB GLOBAL CO-INV FUND L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

TRSL CO-INVESTMENT FUND L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST VSMA1 ASIA FUND L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST VSMA1 ASIA HOLDINGS LLC

By:	HarbourVest VSMA1 Asia Fund L.P.
Its Managing Member

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

JUNI PRIVATE EQUITY FUND H (USD) L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

JUNI PRIVATE EQUITY FUND H (USD) HOLDINGS 1 L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

STC HARBOURVEST PECS FUND L.P.

By:	STC HarbourVest PECS Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST CREDIT OPPORTUNITIES FUND III L.P.

By:	HarbourVest Credit Opportunities III Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST CREDIT OPPORTUNITIES III AIF SCSP

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HARBOURVEST COF III INVESTMENT L.P.

By:	HarbourVest Credit Opportunities III Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST DIRECT LENDING FUND II (L) L.P.

By:	HarbourVest Direct Lending II Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST DIRECT LENDING II PARALLEL FUND (L) L.P.

By:	HarbourVest Direct Lending II Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST DL II INVESTMENT HOLDING A (L) L.P.

By:	HarbourVest Direct Lending II Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST DIRECT LENDING FUND II (U) L.P.

By:	HarbourVest Direct Lending II Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST DIRECT LENDING II PARALLEL FUND (U) L.P.

By:	HarbourVest Direct Lending II Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST DIRECT LENDING II AIF (U) SCSP

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HARBOURVEST DL II INVESTMENT HOLDING A (U) L.P.

By:	HarbourVest Direct Lending II Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST DL II INVESTMENT HOLDING B (L) LLC

By:	HarbourVest Direct Lending II Associates L.P.
Its Managing Member

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST DL II INVESTMENT HOLDING B (U) L.P.

By:	HarbourVest Direct Lending II Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST INFRASTRUCTURE INCOME PORTFOLIO 1 L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST INFRASTRUCTURE INCOME PORTFOLIO 2 L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST INFRASTRUCTURE INCOME PORTFOLIO 3 L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST INFRASTRUCTURE INCOME PORTFOLIO 1 HOLDINGS L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST PRIVATE EQUITY CONTINUATION SOLUTIONS L.P.

By:	HarbourVest PECS Associates L.P.
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST PRIVATE EQUITY CONTINUATION SOLUTIONS AIF SCSP

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

PECS OVERFLOW FUND L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST PRIVATE EQUITY CONTINUATION SOLUTIONS AGGREGATOR L.P.

By:	HarbourVest PECS Associates L.P.
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST PARTNERS STEWARDSHIP FUND L.P.

By:	HarbourVest Stewardship Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST PARTNERS STEWARDSHIP INVESTMENT L.P.

By:	HarbourVest Stewardship Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST INFRASTRUCTURE OPPORTUNITIES FUND III L.P.

By:	HarbourVest Infrastructure Opportunities III Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST INFRASTRUCTURE OPPORTUNITIES III AIF SCSP

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HARBOURVEST IOF3 HOLDINGS L.P.

By:	HarbourVest Infrastructure Opportunities III Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

VANGUARD HARBOURVEST 2023 PRIVATE EQUITY FUND L.P.

By:	Vanguard HarbourVest 2023 Private Equity Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

VANGUARD HARBOURVEST 2024 PRIVATE EQUITY FUND L.P.

By:	Vanguard HarbourVest 2024 Private Equity Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST GLOBAL PRIVATE SOLUTION SICAV S.A. - DIVERSIFIED PRIVATE EQUITY FUND

By:	HarbourVest Partners (Ireland) Limited
Its Alternative Investment Fund Manager

By:	/s/ Craig MacDonald
Name: Craig MacDonald
Title: Director

HGPS-DPE LUXEMBOURG HOLDINGS SCSP

By:	HarbourVest HGPS GP SARL
Its General Partner

By:	/s/ Craig MacDonald
Name: Craig MacDonald
Title: Manager

HGPS-DPE DELAWARE HOLDINGS LLC

By:	HarbourVest Partners L.P.
Its Manager

By:	HarbourVest Partners, LLC
Its General Partner

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST 2023 GLOBAL FUND L.P.

By:	HarbourVest 2023 Global Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST 2023 GLOBAL AIF SCSP

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HARBOURVEST 2023 GLOBAL INVESTMENT L.P.

By:	HarbourVest 2023 Global Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST PARTNERS STEWARDSHIP AIF SCSP

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HARBOURVEST CANADA GROWTH FUND III L.P.

By:	HarbourVest GP Canada Limited
Its General Partner

By:	/s/ Gregory V. Stento
Name: Gregory V. Stento
Title: Director

HARBOURVEST CANADA PARALLEL GROWTH FUND L.P.

By:	HarbourVest Canada Parallel Associates L.P.
Its General Partner

By:	HarbourVest Canada Parallel Associates LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST CC PORTFOLIO FUND L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST HOMESTEAD HOLDINGS LLC

By:	HarbourVest Homestead Fund L.P.
Its Managing Member

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

PACIFIC COAST SENIOR CREDIT FINANCE 1 L.P.

By:	Pacific Coast Senior Credit Finance 1 GP LLC
Its General Partner

By:	HarbourVest Pacific Coast Associates Tranche 1 L.P.
Its Managing Member

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST CITRINE FUND L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

LINDENSTONE PE SCSP

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HARBOURVEST ONTARIO PRIVATE EQUITY FUND L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST CI SECONDARIES L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HIPEP X FUND L.P.

By:	HIPEP X Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HIPEP X SECONDARY L.P.

By:	HIPEP X Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin Title: Managing Director

HIPEP X HOLDINGS LLC

By:	HIPEP X Fund L.P.
Its Managing Member

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST 2024 GLOBAL FUND L.P.

By:	HarbourVest 2024 Global Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST 2024 GLOBAL AIF SCSP

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HARBOURVEST 2024 GLOBAL INVESTMENT L.P.

By:	HarbourVest 2024 Global Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST AS FUND L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST 2025 GLOBAL FUND L.P.

By:	HarbourVest 2025 Global Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST 2025 GLOBAL INVESTMENT L.P.

By:	HarbourVest 2025 Global Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST 2025 GLOBAL AIF SCSP

By:	HarbourVest Partners (Ireland) Limited
Its Alternative Investment Fund Manager

By:	HarbourVest Partners L.P.
Its Duly Appointed Investment Manager

By:	HarbourVest Partners, LLC
Its General Partner

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST ALBERTA FUND L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST SUNCOR FUND L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST VSMA1 CREDIT FUND L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

PECS DELAWARE OVERFLOW FUND L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

VANGUARD HARBOURVEST 2025 PRIVATE EQUITY FUND L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HGPS SECONDARY HOLDINGS LLC

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST ASIA PACIFIC 5 HOLDINGS LLC

By:	HarbourVest Asia Pacific 5 Investment Holding L.P.
Its Managing Member

By:	HarbourVest Asia Pacific 5 Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HV MOUNTAIN LLC

By:	HarbourVest GP LLC
Its Non-Member Manager

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST PARTNERS CO-INVESTMENT VI INVESTMENT HOLDINGS LLC

By:	HarbourVest Partners Co-Investment VI Aggregator L.P.
Its Managing Member

By:	HarbourVest Co-Investment VI Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST WESPATH IMPACT HOLDINGS LLC

By:	HarbourVest Wespath Impact Investment Fund L.P.
Its Managing Member

By:	HarbourVest Wespath Impact Investment Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HCF6-EDH LLC

By:	HarbourVest GP LLC
Its Manager

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HV FRENCHMEN STREET I-1 HOLDINGS LLC

By:	HarbourVest Frenchmen Street Fund L.P.
Its Managing Member

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HV NESPF TRANCHE I HOLDINGS LLC

By:	HarbourVest NESPF L.P.
Its Managing Member

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HV ORBIT TRANCHE 2 HOLDINGS LLC

By:	HarbourVest Orbit AIF SCSp
Its Managing Member

By:	HarbourVest Partners (Ireland) Limited
Its Alternative Investment Fund Manager

By:	HarbourVest Partners L.P.
Its Duly Appointed Investment Manager

By:	HarbourVest Partners, LLC
Its General Partner

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

VANGUARD HV 2023 PRIVATE EQUITY HOLDINGS LLC

By:	Vanguard HarbourVest 2023 Private Equity Fund L.P.
Its Managing Member

By:	Vanguard HarbourVest 2023 Private Equity Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HV JUMPMAN LLC

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HIPEP VII AIF HOLDINGS LLC

By:	HIPEP VII (AIF) Partnership Fund L.P.
Its Managing Member

By:	HarbourVest Partners (Ireland) Limited
Its Alternative Investment Manager

By:	HarbourVest Partners L.P.
Its Duly Appointed Investment Manager

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HV ZODIAC LLC

By:	HarbourVest GP LLC
Its Manager

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HCF7 BUYOUT INVESTMENT HOLDINGS LLC

By:	HarbourVest Co-Investment VII Buyout Aggregator L.P.
Its Managing Member

By:	HarbourVest Co-Investment VII Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Member

HV BROOM LLC

By:	HarbourVest GP LLC
Its Manager

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HV IOF3 HOLDINGS 1 LLC

By:	HarbourVest IOF3 Holdings L.P.
Its Managing Member

By:	HarbourVest Infrastructure Opportunities III Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HV BLUE RIDGE TRANCHE 1 HOLDINGS LLC

By:	HarbourVest Blue Ridge Fund L.P.
Its Managing Member

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST CO-INVEST 2025 PRIVATE EQUITY PARTNERS L.P.

By:	HarbourVest 2025 Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST CT PRIVATE DEBT PARTNERSHIP L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST DOVER STREET XII INVESTMENT L.P.

By:	Dover XII Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

DOVER STREET XII L.P.

By:	Dover XII Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HV XIII SECONDARY HOLDINGS LLC

By:	HV XIII Secondary L.P.
Its Managing Member

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST HCS FUND I L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HIPEP X SECONDARY HOLDINGS LLC

By:	HIPEP X Secondary L.P.
Its Managing Member

By:	HIPEP X Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HV CI SECONDARIES HOLDINGS LLC

By:	HarbourVest CI Secondaries L.P.
Its Managing Member

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HV XENON LLC

By:	HarbourVest GP LLC
Its Managing Member

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

JUNI TRANCHE 2024 SECONDARY HOLDINGS LLC

By:	Juni Private Equity Fund H (USD) L.P.
Its Managing Member

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST LUNGO V FUND SCSP

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HV LUNGO V HOLDINGS LLC

By:	HarbourVest Lungo V Fund SCSp
Its Managing Member

By:	HarbourVest GP SARL
Its General Partner

By:	/s/ Mary Traer
Name: Mary Traer
Title: Class A Manager

By:	/s/ Marc Chong Kan
Name: Marc Chong Kan
Title: Class B Manager

HARBOURVEST MAYFLOWER CO-INVESTMENT FUND I L.P.

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HV MERANTI III B1 HOLDINGS LLC

By:	Meranti Fund III L.P.
Its Managing Member

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HV ONTARIO PRIVATE EQUITY TRANCHE 1 HOLDINGS LLC

By:	HarbourVest Ontario Private Equity Fund L.P.
Its Managing Member

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HV PC SECONDARIES 2024 HOLDINGS LLC

By:	HarbourVest PC Secondaries 2024 Fund L.P.
Its Managing Member

By:	HarbourVest PC Secondaries 2024 Associates L.P.
Its General Partner

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

HARBOURVEST SUMMIT HILL INFRA TRANCHE 1 HOLDINGS LLC

By:	HarbourVest Summit Hill Fund L.P.
Its Managing Member

By:	HarbourVest GP LLC
Its General Partner

By:	HarbourVest Partners, LLC
Its Managing Member

By:	/s/ Monique Austin
Name: Monique Austin
Title: Managing Director

VERIFICATION

The undersigned states that he or she has duly executed the attached Application, dated as of May 15, 2025, for and on behalf of the relevant Applicants; and that all action necessary to authorize the undersigned to execute and file such instrument has been taken. The undersigned further states that he or she is familiar with such instrument, and the contents thereof, and that the facts set forth are true to the best of his or her knowledge, information and belief.

By:	/s/ Mary Traer
Name:	Mary Traer
Date:	May 15, 2025

By:	/s/ Monique Austin
Name:	Monique Austin
Date:	May 15, 2025

By:	/s/ Craig MacDonald
Name:	Craig MacDonald
Date:	May 15, 2025

By:	/s/ Gregory V. Stento
Name:	Gregory V. Stento
Date:	May 15, 2025

By:	/s/ Marc Chong Kan
Name:	Marc Chong Kan
Date:	May 15, 2025

APPENDIX A

Below is a list of the Existing Affiliated Funds. All such Existing Affiliated Funds are advised by an Existing Adviser:

HarbourVest Air Canada Fund L.P.

HarbourVest Amitim Fund L.P.

Anggerik HV L.P.

HarbourVest AP7 PE Investment L.P.

HarbourVest Asia Pacific 5 Investment Holding L.P.

HarbourVest Asia Pacific 5 Secondary L.P.

HarbourVest Asia Pacific Fund 5 L.P.

HarbourVest Asia Pacific 5 AIF SCSp

HarbourVest Blue Ridge Fund L.P.

HarbourVest Broadway Co-Investment L.P.

HarbourVest BVK Co-Investment Fund 2022 SCSp

CalSTRS Lower Middle Market Fund IV, LLC

CalSTRS Lower Middle Market Fund V, L.P.

CalSTRS Lower Middle Market Fund VI L.P.

CalSTRS Lower Middle Market Fund VII L.P.

HarbourVest Canada Growth Fund L.P.

HarbourVest Canada Growth Fund II L.P.

HarbourVest Canada Growth Fund III L.P.

HarbourVest Canada Parallel Growth Fund L.P.

HarbourVest CC Portfolio Fund L.P.

HarbourVest Centre Street Co-Investment Fund L.P.

CHV Investments Fund L.P.

HarbourVest Citrine Fund L.P.

HarbourVest Partners Cleantech Fund II L.P.

HarbourVest Partners 2013 Direct Fund L.P.

HarbourVest Co-Invest 2017 Private Equity Partners L.P.

HarbourVest Co-Invest 2018 Private Equity Partners L.P.

HarbourVest Co-Invest 2019 Private Equity Partners L.P.

HarbourVest Co-Invest 2020 Private Equity Partners L.P.

HarbourVest Co-Invest 2021 Private Equity Partners L.P.

HarbourVest Co-Invest 2022 Private Equity Partners L.P.

HarbourVest Co-Invest 2023 Private Equity Partners L.P.

HarbourVest Partners Co-Investment Fund IV L.P.

HarbourVest Partners Co-Investment IV AIF L.P.

HarbourVest Partners Co-Investment Fund IV AIV L.P.

HarbourVest Co-Investment Opportunities Fund L.P.

HarbourVest Partners Co-Investment Fund V L.P.

HarbourVest Partners Co-Investment V AIF L.P.

HarbourVest Partners Co-Investment Fund V AIV L.P.

HarbourVest Partners Co-Investment VI Aggregator L.P.

HarbourVest Partners Co-Investment Fund VI L.P.

HarbourVest Partners Co-Investment VI AIF SCSp

HCF6 Holdings LLC

HCF5 Holdings LLC

HarbourVest Co-Investment VII Buyout Aggregator L.P.

HarbourVest Co-Investment Fund VII Growth L.P.

HarbourVest Co-Investment Fund VII Buyout L.P.

HarbourVest Co-Investment Fund VII Combined L.P.

HarbourVest Credit Opportunities II AIF SCSp

HarbourVest Credit Opportunities Fund II L.P.

HarbourVest COF III Investment L.P.

HarbourVest Credit Opportunities Fund III L.P.

HarbourVest Credit Opportunities III AIF SCSp

CSC Private Investments L.P.

HarbourVest CT Co-Investment Fund L.P.

HarbourVest CT Private Debt Fund L.P.

HarbourVest D2022 Fund L.P.

HarbourVest Dai-ichi Life PE Fund L.P.

DENSO HV PEP L.P.

DENSO HV PEP II Holdings LLC

DENSO HV PEP II L.P.

HarbourVest DL II Investment Holding A (L) L.P.

HarbourVest DL II Investment Holding A (U) L.P.

HarbourVest DL II Investment Holding B (L) LLC

HarbourVest DL II Investment Holding B (U) L.P.

HarbourVest Direct Lending Fund II (U) L.P.

HarbourVest Direct Lending II Parallel Fund (U) L.P.

HarbourVest Direct Lending II AIF (U) SCSp

HarbourVest Direct Lending Fund II (L) L.P.

HarbourVest Direct Lending II Parallel Fund (L) L.P.

HarbourVest DL Investment Holding I (L) LLC

HarbourVest Direct Lending Fund (L) L.P.

HarbourVest Direct Lending AIF (L) SCSp

HarbourVest Dover Street IX Investment L.P.

Dover Street IX L.P.

Dover Street IX AIF L.P.

Dover Street 2014 Holdings LLC

Dover VII Holdings LLC

Dover Street VIII Holdings L.P.

HarbourVest Dover Street X Investment L.P.

Dover Street X L.P.

Dover Street X AIF SCSp

HarbourVest Dover Street XI Investment L.P.

Dover Street XI L.P.

Dover Street XI AIF SCSp

HarbourVest EMMPT PE Fund L.P.

Enervest LLC

HarbourVest FFV Fund L.P.

HarbourVest Finance Street AIV L.P.

HarbourVest Finance Street II AIV L.P.

HarbourVest Finance Street II L.P.

HarbourVest Finance Street III AIV L.P.

HarbourVest Finance Street III L.P.

The First Capital Access Fund, L.P.

HarbourVest Frenchmen Street Fund L.P.

HarbourVest FRS R3 LLC

HarbourVest Partners IX-Buyout Fund L.P.

HarbourVest Partners IX-Credit Opportunities Fund L.P.

HarbourVest Partners IX-Venture Fund L.P.

HarbourVest Partners X AIF Buyout L.P.

HarbourVest Partners X AIF Venture L.P.

HarbourVest Partners X Buyout Fund L.P.

HarbourVest Partners X Secondary L.P.

HarbourVest Partners X Venture Fund L.P.

HarbourVest Partners XI Buyout Fund L.P.

HarbourVest Partners XI Buyout AIF L.P.

HarbourVest Partners XI Micro Buyout Fund L.P.

HarbourVest Partners XI Micro Buyout AIF L.P.

HV XI Secondary L.P.

HarbourVest Partners XI Venture AIF L.P.

HarbourVest Partners XI Venture Fund L.P.

HarbourVest Partners XII Buyout Fund L.P.

HarbourVest Partners XII Buyout AIF SCSp

HarbourVest Partners XII Micro Buyout Fund L.P.

HarbourVest Partners XII Micro Buyout AIF SCSp

HV XII Secondary L.P.

HarbourVest Partners XII Venture Fund L.P.

HarbourVest Partners XII Venture AIF SCSp

HarbourVest Partners XIII Buyout Fund L.P.

HarbourVest Partners XIII Buyout AIF SCSp

HV XIII Secondary L.P.

HarbourVest Partners XIII Small Cap Fund L.P.

HarbourVest Partners XIII Small Cap AIF SCSp

HarbourVest Partners XIII Venture Fund L.P.

HarbourVest Partners XIII Venture AIF SCSp

GF2018 Holdings LLC

GF2019 Holdings LLC

HV 2019 Global Holdings LLC

HarbourVest Global Annual Private Equity Fund L.P.

HarbourVest 2015 Global Fund L.P.

HarbourVest 2016 Global Fund L.P.

HarbourVest 2016 Global AIF L.P.

HarbourVest 2017 Global Fund L.P.

HarbourVest 2017 Global AIF L.P.

HarbourVest 2018 Global Fund L.P.

HV 2018 Global Investment L.P.

HarbourVest 2018 Global AIF L.P.

HarbourVest 2019 Global Investment L.P.

HarbourVest 2019 Global Fund L.P.

HarbourVest 2019 Global AIF SCSp

HarbourVest 2020 Global Investment L.P.

HarbourVest 2020 Global Fund L.P.

HarbourVest 2020 Global AIF SCSp

HarbourVest 2021 Global Investment L.P.

HarbourVest 2021 Global Fund L.P.

HarbourVest 2021 Global AIF SCSp

HarbourVest 2022 Global Investment L.P.

HarbourVest 2022 Global Fund L.P.

HarbourVest 2022 Global AIF SCSp

HarbourVest 2023 Global Investment L.P.

HarbourVest 2023 Global Fund L.P.

HarbourVest 2023 Global AIF SCSp

HarbourVest 2024 Global Investment L.P.

HarbourVest 2024 Global Fund L.P.

HarbourVest 2024 Global AIF SCSp

HarbourVest 2025 Global Investment L.P.

HarbourVest 2025 Global Fund L.P.

HarbourVest 2025 Global AIF SCSp

Great Lakes Fund L.P.

HarbourVest Guardian Co-Investment Fund L.P.

HarbourVest Braemar Holdings LLC

HarbourVest CI Secondaries L.P.

HarbourVest Harvest Fund II L.P.

HarbourVest Harvest Fund L.P.

HCF4 Holdings LLC

HarbourVest Global Private Solution SICAV S.A. - Diversified Private Equity Fund

HGPS-DPE Delaware Holdings LLC

HGPS-DPE Luxembourg Holdings SCSp

HarbourVest Infrastructure Income Portfolio 1 L.P.

HarbourVest Infrastructure Income Portfolio 1 Holdings L.P.

HarbourVest Infrastructure Income Portfolio 2 L.P.

HarbourVest Infrastructure Income Portfolio 3 L.P.

HIPEP IX DE Holdings LLC

HIPEP IX Investment Holding L.P.

HIPEP IX Secondary L.P.

HIPEP IX Fund L.P.

HIPEP IX AIF SCSp

HIPEP Select Asia Fund L.P.

HIPEP Select Asia Fund II L.P.

HIPEP Select Asia Fund III L.P.

HIPEP VII EM Holdings LLC

HIPEP VII Europe Holdings LLC

HIPEP VII Partnership Holdings LLC

HIPEP VII Secondary Holdings LLC

HIPEP VII (AIF) Asia Pacific Fund L.P.

HIPEP VII (AIF) Partnership Fund L.P.

HIPEP VII Asia Pacific Fund L.P.

HIPEP VII Emerging Markets Fund L.P.

HIPEP VII Europe Fund L.P.

HIPEP VII Partnership Fund L.P.

HIPEP VII Secondary L.P.

HIPEP VIII Partnership Fund L.P.

HIPEP VIII Partnership AIF L.P.

HIPEP X Fund L.P.

HIPEP X Holdings LLC

HIPEP X Secondary L.P.

HarbourVest Homestead Fund L.P.

HarbourVest Homestead Holdings LLC

Horizon Impact Fund L.P.

HV 2022 Global Holdings LLC

HV 2023 Global Holdings LLC

HarbourVest Adelaide L.P.

HV Amitim Uniform Holdings LLC

HarbourVest AP7 Holdings 2 LLC

HarbourVest Asia Pacific Fund VIII L.P.

HarbourVest Asia Pacific VIII AIF L.P.

HarbourVest Blue Secondary 2018 L.P.

HarbourVest Braemar Fund L.P.

HarbourVest CB Global Co-Inv Fund L.P.

HarbourVest Finance Street L.P.

HV Great Lakes Series I 2020 Holdings LLC

HV Harvest Holdings LLC

HV International VIII Secondary L.P.

HV Meranti III A1 Holdings LLC

HV Nest Uniform Holdings LLC

HV New Street Franklin Series Holdings LLC

HarbourVest Pathway Holdings LLC

HV RA II LLC

HarbourVest Red Dragon L.P.

HV SI - Apollo Sengai Fund L.P.

HV Special Situations Fund L.P.

HV VIII Holdings LLC

HV Z Global Private Equity Fund, L.P.

HV Z Global Private Equity Holdings LLC

HarbourVest Zebra 1 L.P.

HarbourVest Zebra 2 L.P.

HarbourVest Zebra 3 L.P.

HVSHP L.P.

HVSHP Holdings LLC

HarbourVest IOF3 Holdings L.P.

HarbourVest Infrastructure Opportunities Fund III L.P.

HarbourVest Infrastructure Opportunities III AIF SCSp

JUNI Private Equity Fund H (USD) L.P.

JUNI Private Equity Fund H (USD) Holdings 1 L.P.

KPI-HarbourVest Multi-Strategy Fund I L.P.

KPS-HarbourVest Multi-Strategy Fund I L.P.

KPI-HarbourVest Multi-Strategy Investment Holdings LLC

HarbourVest KTCU Co-Investment Fund L.P.

Kwasa Nexus Fund L.P.

Lindenstone PE SCSp

Longhorn HV Co-Investment 1 L.P.

Longhorn HV Co-Investment 2 L.P.

Longhorn HV Co-Investment Opps A L.P.

Longhorn HV Co-Investment Opps B L.P.

Longhorn HV Reveille 1 L.P.

HarbourVest Lungo III Fund SCS

HarbourVest Lungo IV Fund SCSp

The Maple Fund L.P.

Meranti Fund II L.P.

Meranti Fund III L.P.

Meranti Fund L.P.

Meranti Holdings LLC

Meranti II Holdings LLC

HarbourVest Mercurius L.P.

HarbourVest Partners Mezzanine Income Fund L.P.

Migdal-HarbourVest 2016 Fund L.P.

Migdal-HarbourVest 2016 Holdings LLC

HarbourVest MVPE 5 SCSp

HarbourVest MVPE 5 Holdings LLC

MVPE 6 SCSp

MVPE 6 Holdings LLC

MVPF 2 SCSp

HarbourVest MVPF SCSp

HarbourVest MVPF Holdings LLC

HarbourVest NESPF L.P.

HarbourVest Nest Co-Investment L.P.

Nour Fund I L.P.

NPS Co-Investment (A) Fund L.P.

NPS Co-Investment (A) Holdings LLC

NPS Co-Investment (A) Holdings L.P.

NPS Co-Investment (B) Fund L.P.

NPS Co-Investment Fund II L.P.

NPS Fund II Holdings L.P.

NYSCRF Pioneer Partnership Fund A-II, L.P.

NYSCRF Pioneer Partnership Fund III L.P.

NYSCRF Transition Annex Fund L.P.

HarbourVest/NYSTRS Co-Invest Fund L.P.

HarbourVest/NYSTRS Co-Invest Fund II L.P.

HarbourVest/NYSTRS Co-Invest Fund III L.P.

HarbourVest Ontario Private Equity Fund L.P.

HarbourVest Orbit AIF SCSp

HarbourVest PA Co-Investment Fund L.P.

Pacific Coast Senior Credit Finance 1 L.P.

Pacific Coast Senior Credit L.P.

HarbourVest L Global PE SMA L.P.

HarbourVest L Global PE Holdings LLC

HarbourVest PC Secondaries 2020 Fund L.P.

HarbourVest PC Secondaries 2022 Fund L.P.

HarbourVest PC Secondaries 2024 Fund L.P.

HarbourVest Private Equity Continuation Solutions Aggregator L.P.

HarbourVest Private Equity Continuation Solutions L.P.

HarbourVest Private Equity Continuation Solutions AIF SCSp

PECS Overflow Fund L.P.

Peninsula HarbourVest Fund L.P.

HarbourVest PERSLA PE Fund L.P.

HarbourVest POBA Co-Investment Fund L.P.

HarbourVest New Street Fund L.P.

RA4 Holdings LLC

HarbourVest Real Assets - Energy Fund L.P.

HarbourVest Real Assets - Energy Fund II L.P.

HarbourVest Real Assets Fund III L.P.

HarbourVest RA4 Holdings L.P.

HarbourVest Real Assets Fund IV L.P.

HarbourVest Real Assets IV AIF SCSp

HarbourVest Real Assets Olive Fund L.P.

HarbourVest Reynolds Fund I L.P.

HarbourVest Secondary 2017 Private Equity Partners L.P.

HarbourVest Secondary 2018 Private Equity Partners L.P.

HarbourVest Secondary 2019 Private Equity Partners L.P.

Dover Street 2014 Overflow Fund L.P.

Secondary Overflow Fund III L.P.

Secondary Overflow Fund IV L.P.

Secondary Overflow Fund V L.P.

HarbourVest Skew Base AIF L.P.

HarbourVest SLO Fund L.P.

HarbourVest SLO Holdings LLC

HVST-TOPE LLC

SMRS-CAPP LLC

SMRS-HVDL LLC

SMRS-TOPE LLC

SMRS-NCRP LLC

STC HarbourVest PECS Fund L.P.

STC HarbourVest Private Debt Fund L.P.

HarbourVest Partners Stewardship Investment L.P.

HarbourVest Partners Stewardship Fund L.P.

HarbourVest Partners Stewardship AIF SCSp

HarbourVest Summit Hill Fund L.P.

Sunvest II LLC

Sunvest LLC

HarbourVest TBW L.P.

HarbourVest TJU Declaration Fund L.P.

HarbourVest TMRS Polaris SMA L.P.

TRSL Co-Investment Fund L.P.

Vanguard HarbourVest 2020 Private Equity Fund L.P.

Vanguard HarbourVest 2021 Private Equity Fund L.P.

Vanguard HarbourVest 2021 Private Equity Holdings LLC

Vanguard HarbourVest 2022 Private Equity Fund L.P.

Vanguard HarbourVest 2022 Private Equity Holdings LLC

Vanguard HarbourVest 2023 Private Equity Fund L.P.

Vanguard HarbourVest 2024 Private Equity Fund L.P.

VRS HV 2013 Separate Account LLC

VRS HV 2016 Separate Account LLC

HarbourVest VSMA1 Asia Fund L.P.

HarbourVest VSMA1 Asia Holdings LLC

HarbourVest Vulcanus L.P.

HarbourVest Wespath Impact Investment Fund L.P.

HarbourVest Co-Invest 2024 Private Equity Partners L.P.

HarbourVest EMMPT PE Holdings LLC

HarbourVest FFV Holdings LLC

HV SI - Apollo Sengai Holdings LLC

HarbourVest Red Dragon Holdings LLC

HarbourVest TJU Declaration Holdings LLC

HarbourVest AS Fund L.P.

HarbourVest Alberta Fund L.P.

HarbourVest Suncor Fund L.P

HarbourVest VSMA1 Credit Fund L.P.

PECS Delaware Overflow Fund L.P.

Vanguard HarbourVest 2025 Private Equity Fund L.P.

HGPS Secondary Holdings LLC

Dover Street XII L.P.

HarbourVest Asia Pacific 5 Holdings LLC

HarbourVest Co-Invest 2025 Private Equity Partners L.P.

HarbourVest CT Private Debt Partnership L.P.

HarbourVest Dover Street XII Investment L.P.

HarbourVest HCS Fund I L.P.

HarbourVest Lungo V Fund SCSp

HarbourVest Mayflower Co-Investment Fund I L.P.

HarbourVest Partners Co-Investment VI Investment Holdings LLC

HarbourVest Summit Hill Infra Tranche 1 Holdings LLC

HarbourVest Wespath Impact Holdings LLC

HCF6-EDH LLC

HCF7 Buyout Investment Holdings LLC

HIPEP VII AIF Holdings LLC

HIPEP X Secondary Holdings LLC

HV Blue Ridge Tranche 1 Holdings LLC

HV Broom LLC

HV CI Secondaries Holdings LLC

HV Frenchmen Street I-1 Holdings LLC

HV IOF3 Holdings 1 LLC

HV Jumpman LLC

HV Lungo V Holdings LLC

HV Meranti III B1 Holdings LLC

HV Mountain LLC

HV NESPF Tranche I Holdings LLC

HV Ontario Private Equity Tranche 1 Holdings LLC

HV Orbit Tranche 2 Holdings LLC

HV PC Secondaries 2024 Holdings LLC

HV Xenon LLC

HV XIII Secondary Holdings LLC

HV Zodiac LLC

JUNI Tranche 2024 Secondary Holdings LLC

Vanguard HV 2023 Private Equity Holdings LLC

APPENDIX B

Resolutions of the Board of Trustees (the “Board”) of HarbourVest Private Investments Fund (the “Fund”)

Approval of New Co-Investment Exemptive Application

WHEREAS:

The Board deems it is advisable and in the best interest of the Fund to file with the U.S. Securities and Exchange Commission (the “Commission”) an application for an order of exemption, including any amendments thereto, pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-l thereunder to authorize the entering into of certain joint transactions and co-investments by the Fund with certain entities which may be deemed to be “affiliates” of the Fund pursuant to the provisions of the 1940 Act, which such joint transactions and co-investments may otherwise be prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act, Rule 17d-1 thereunder and certain disclosure requirements, and such other or different sections of the 1940 Act and rules thereunder as any such officers (the “Officers”) of the Fund deems necessary or appropriate (the “Application”); now therefore be it

RESOLVED:

That the Officers of the Fund be, and they hereby are, authorized, empowered and directed, in the name and on behalf of the Fund, to cause to be prepared, executed, delivered and filed with the Commission the application for an order of exemption, including any amendments thereto, pursuant to Section 17(d) of the 1940 Act, and Rule 17d-1 thereunder under the 1940 Act to authorize the entering into of certain joint transactions and co-investments by the Fund with certain entities which may be deemed to be “affiliates” of the Fund pursuant to the provisions of the 1940 Act, which such joint transactions and co-investments may otherwise be prohibited by Section 17(d)(4) of the 1940 Act, Rule 17d-1 thereunder and certain disclosure requirements, and such other or different sections of the 1940 Act and rules thereunder as any such Officer deems necessary or appropriate, as more fully set forth in the draft Application that has been presented to the Board at this meeting, and to do such other acts or things and execute such other documents, including amendments to the Application, as they deem necessary or desirable to cause the Application to conform to comments received from the staff of the Commission and otherwise to comply with the 1940 Act and the rules and regulations promulgated thereunder, in such form and accompanied by such exhibits and other documents, as the Officer or Officers preparing the same shall approve, such approval to be conclusively evidenced by the filing of the Application;

RESOLVED:

That the Officers be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Fund, to perform all of the agreements and obligations of the Fund in connection with the foregoing resolution and to consummate the transactions contemplated thereby, to take or cause to be taken any and all further actions, to execute and deliver, or cause to be executed and delivered, all other documents, instruments, agreements, undertakings, and certificates of any kind and nature whatsoever, to incur and pay all fees and expenses and to engage such persons as the Officer or Officers may determine to be necessary, advisable or appropriate to effectuate or carry out the purposes and intent of the foregoing resolution, and the execution by the Officer or Officers of any such documents, instruments, agreements, undertakings and certificates, the payment of any fees and expenses or the engagement of such persons or the taking by them of any action in connection with the foregoing matters shall conclusively establish the Officer’s or Officers’ authority thereof and the authorization, acceptance, adoption, ratification, approval and confirmation by the Fund thereof; and

B-1

RESOLVED:

That any and all actions previously taken by the Fund or any of Officers in connection with the actions contemplated by the foregoing resolutions be, and each of them hereby is, ratified, confirmed, approved and adopted in all respects as and for the acts and deeds of the Fund.

B-2